As filed with the Securities and Exchange Commission on

File No. 333-264639

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Capstone Technologies Group, Inc.

Nevada	3357
(State or jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

7529 Red Oak Lane
Charlotte, NC 28226
702-578-2238

(Address, including zip code, and telephone number, including area code,

of registrant’s principle executive offices)

Matheau J. W. Stout, Esq.
201 International Circle, Suite 230

Hunt Valley, Maryland 21030

(410) 429-7076
(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

Capstone Technologies Group, Inc.

5,000,000 Shares of Common Stock Offered by the Company

$3.00 per share

This is a public offering of our common stock, par value $0.001 per share. We are selling up to 5,000,000 shares of our common stock.

This offering will terminate on the date which is 180 days from the effective date of this prospectus, although we may close the offering on any date prior if the offering is fully subscribed or upon the vote of our board of directors.

We are offering a Maximum Offering of up to 5,000,000 in Shares of our Common Stock for a fixed price of $3.00 per share for the duration of the offering.

The Company is quoted on the OTC Pink market and there is a limited established market for our stock. The offering price of the shares has been determined arbitrarily by us. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our capital structure and the amount of money we would need to implement our business plans. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

Investing in our common stock involves a high degree of risk. See “Risk Factors” for certain risks you should consider before purchasing any shares in this offering. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

The offering is being conducted on a self-underwritten, best efforts basis, which means our management will attempt to sell the shares being offered hereby on behalf of the Company. There is no underwriter for this offering.

The minimum investment in this Offering is $25,000.00. We do not have an arrangement to place the proceeds from this offering in an escrow, trust or similar account. Any funds raised from the offering will be immediately available to us for our immediate use.

Any purchaser of common stock investing $25,000.00 in the offering may be the only purchaser.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Company does not plan to use this offering prospectus before the effective date.

Proceeds to Company in Offering

	Number of Shares	Offering Price (1)	Underwriting Discounts & Commissions	Gross Proceeds

Per Share
25% of Offering Sold	1,250,000	$3.00	$0	$3,750,000
50% of Offering sold	2,500,000	$3.00	$0	$7,500,000
75% of Offering Sold	3,750,000	$3.00	$0	$11,250,000
Maximum Offering sold	5,000,000	$3.00	$0	$15,000,000

(1)	Assuming a public offering price of $3.00 per share, as set forth on the cover page of this prospectus.

ABOUT THIS PROSPECTUS

In making your investment decision, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it. We believe the information in this prospectus is materially complete and correct as of the date on the front cover. We cannot, however, guarantee that the information will remain correct after that date. For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or other jurisdiction in which such offer or solicitation would be unlawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus. In this prospectus, unless the context otherwise denotes, references to “we,” “us,” “our,” and the “Company” refer to Capstone Technologies Group, Inc.

OFFERING SUMMARY, PERKS AND RISK FACTORS

SUMMARY

Company Overview and Plan of Operation

Management Experience

The Company’s CEO, Michael Pruitt, has a wide range of experience in both operating and serving on the boards of public companies. Our CEO has proven capabilities of identifying quality growth businesses, and leadership teams. The Company intends to operate as a holding company and over time expects to acquire both minority and majority interests in several businesses, some of which will become operating subsidiaries. The primary functions of the Company’s role as a holding company will be to allocate capital, choose subsidiary management, advise subsidiary management in areas in which we have specific knowledge and to provide management with support and capital through our access to institutional investors with whom the Company has existing relationships. .

Target Market

Our initial target market for strategic acquisitions is the Customer Data Platform Market. While  this market typically consists of first, second- and third-party data, the Company is aggregating multiple sources of first party data and utilizing sophisticated proprietary algorithms to enhance the customer experience.

Acquisition of an Interest in DrivenIQ Corporation

Our first transaction in the Customer Data Platform Market space was our acquisition of a minority interest in DrivenIQ on October 12, 2021. As of this date, as a minority shareholder owning 45% of the outstanding equity in DrivenIQ, the Company does not have a controlling interest in DrivenIQ. DrivenIQ was an operating company when the Company purchased its 45% stake and continues to operate as a marketing data company.

On March 9, 2022, we providedDrivenIQ’s management with strategic advice and capital for their acquisition of Visitor Data , The Company supported DrivenIQ in its acquisition of Visitor Data with additional capital, valuation modeling,due diligence and deal structuring advice.

Since the Company’s acquisition of a minority interest in DrivenIQ, the Company has been involved with further software design,development and buildout of DrivenIQ’s business model and capabilities. These are some of the typical functions that we will provide to companies that we bring under our holding company structure.

The Company is now contemplating creating wholly owned operating subsidiaries in vertical markets where we see opportunities to exploit our first party data platform. We also are evaluating additional acquisitions and joint venture opportunities that we believe would bring value to our shareholders. DrivenIQ provides an example of the qualities we will look for in future acquisition or joint venture candidates:

Overview of DrivenIQ

DrivenIQ is an omni-data technology solutions company that builds custom 1st party data, location geo-device, AI & CRM-based custom micro-audiences for brands, enterprises and retailers. The company make custom precision audiences, from audience curation to ad and media delivery. With a precision-data-driven focus, the goal and vision are to identify the “persona” and “in-market” audience profile first, develop geo-zoning precision technology to target only the household, and then determine when and where the “media” messaging should be delivered. 1st Party Data and in-market intelligence allows the customer to eliminate ad waste, achieve higher ROI, and ultimately provide real traffic and measurability because they start and end with the DATA first. With strategic data, AI partnerships & DSP-based relationships, and a niche-based automotive clientele, DrivenIQ is poised to flip how current marketing and advertising are done digitally today.

DrivenIQ’s entire technology stack was built and developed around zero and 1st party data. Since the company has strategic 1st party multi-use relationships, they can provide exclusive in-market partnerships and the client 1st party DATA as a market differential. By positioning themselves around data, and data independence, they align themselves with their clientele to be ahead of Google FLoC and the “cookieless” future. This technology and concept will apply to enterprises, big box retailers, SaaS, or any organization looking to find ways to become more innovative and more refined in their audience and ad attack strategy.

Third party data is data that is collected by a company without the direct relationship to the person that the data is being collected from. An example is data purchased using online cookies. Second party data is data shared between two companies for a mutual benefit, for example company A and company B share data that will help both of their efforts. First party data is data that a company collects and owns about their customers, an example would be CRM Data or website visitor data. Zero Part data is data that a customer shares with the company proactively.

Services

●	Consumer Radar

○	Consumer radar is a platform built to ingest, target, optimize and report on unstructured individual data elements. It empowers business owners to deliver data-centric marketing campaigns to reach specific people within specific parameters with specific messaging about the products or services they are in the market to buy. Direct access to data such as behavioral data, mobile GPS and offline data variables enables highly differentiated capabilities and industry-leading performance compared to segment dependent platforms.

●	VisitIQ+

○	The acquisition of Visitor Data Inc. has allowed DrivenIQ to own and use its proprietary pixel technology to enable business owners to “pull back the curtain on their website and see who is visiting.” Once the pixel is downloaded onto the client’s website, their traffic is scrubbed against 27 different data aggregators and over 500 million double-opted customers.
○	DrivenIQ has invested in their DrivenID Identity Graph, an updated version of their owned data, with over 300 categories of intender data. They now own over 2 billion records classifying an IP address as residential, commercial, or mobile. DrivenIQ recently participated in a blind study with 15 other data suppliers and DrivenIQ’s combination of age and gender data outperformed all other suppliers in terms of accuracy. This gives DrivenIQ a distinct competitive advantage due to its records being more accurate than other suppliers in the industry.
○	DrivenIQ believes in the future of building an ecosystem between Customer Data Platforms™ (CDP), Customer Experience Management™ (CXM), Customer Relationship Management tools (CRM), and Data Management Platforms™ (DMP). DrivenIQ also sees a future in Audience Experience Platforms™ (AXP) and Audience Management. Brands need a way to unify, collect, normalize, and ingest data to use in an easy and seamless way. Additionally, Data Platforms are missing some key integral components that DrivenIQ will solve with its VisitIQ™ data-as-a-service (DaaS) platform.
○	VisitIQ 2.0 is using this data to show a fully functioning DaaS (Data-as-a-service) based platform that will allow businesses to log on and find the audience they are looking for. Consumers will be able to soon go onto this dashboard, sign-up, and begin to curate their own micro custom audiences based on their needs. DrivenIQ’s development team has been working on an easily navigated user interface, allowing customers to tap into the data they need. These data records include first name, last name, physical addresses, email and IP addresses, phone numbers, online behaviors, social media handles, mobile ad IDs (MAIDs), and 496 total selections used to construct audiences. These comprehensive selections include occupation, interests, donor behavior, political reading, and more.
○	Since DrivenIQ owns over 500 million first-party data records through the acquisition of VDI, DrivenIQ can better serve other companies that are looking for accurate and reliable data on consumers visiting their websites. With this first-party data, companies can adjust their marketing campaigns in real-time to see the impact it has on the end user. DrivenIQ is working towards a zero-party and first-party data world, while most firms are still using unreliable third-party data when it comes to genuinely identifying an individual. After screening the information through the identity graph, companies can be sure of their audience and how they can better serve them.

●	Geo-Zoning

○	Geo-Zoning refers to the technology that allows DrivenIQ to capture shopper’s mobile device ID’s and Persistent ID’s during in-person visits or after online visits to follow and target them across all of their connected devices. Polygon mapping allows DrivenIQ to draw a digital line around the audience members’ homes and the advertiser’s competitor location in order to deliver targeted ads at the household level. Mobile Device IDs are captured inside every polygon and matched to other linked devices using WIFI as a link. This enables DrivenIQ to serve ads to customers inside highly targeted individual households and follow them no matter what device.

●	TextIQ

○	TextIQ bridges the gap between traditional direct mail and email marketing with the modern consumer’s preference for texting. The mission is to upgrade direct mailing pieces by adding a digital marketing component to the content. Recipients will be able to text for information about a company, which then will allow clients to collect a mobile opted-in database for future use and to digitize mailing pieces.

●	Social Radar

○	DrivenIQ delivers a turnkey, scalable social media solution including Oracle Audience Data for Facebook and Instagram. Social media campaigns managed by DrivenIQ will have the unique benefit of leveraging both in-market first party audiences and Oracle Audience targeting capabilities. This helps clients build custom audiences that will improve campaign effectiveness to drive both website and physical traffic to stores.

●	DriveBid

○	DriveBid is a patent-pending consumer-facing app built by DrivenIQ. DriveBid will serve as a live-virtual auction site where consumers can list their used vehicles for local dealers to bid on. The app will seamlessly connect consumers “who want the best offer for their trade-in with dealers who need inventory in a real-time, easy-to-use online platform.” After all, in a world where banks compete for your mortgage, so should dealers when purchasing used car inventory. With more than 18,000 dealerships located in the United States, DriveBid has ample opportunity in a fragmented market. While DriveBid is thought of as a separate business internally, the patent-pending technology captures data throughout the bidding process, ultimately enhancing DrivenIQ’s primary focus, the collection and ability to draw first-party data insights for their clients.
○	The BID MY TRADE function on DriveBid puts consumers in a position of strength while dealers actively bid on their cars. Once an auction has ended, the consumer can decide which offer they would like to accept- based on price, location, or the dealer’s availability of cars for a trade.

Marketing

DrivenIQ markets their various products through digital marketing, sales channels and resellers rights. The digital marketing includes search engine marketing and display. Their sales channels consist of in-house sellers and contractors. The sellers target enterprises, mostly in the automotive space, and target up-sells throughout campaigns. Their resellers do the same thing as their in-house sellers but market the VisitIQ pixel as an add on product to their own company services.

Competition

In the case of audience identity solutions, VisitIQ will compete with other data aggregation services, first- and zero-party audience identity services, geozone companies, and other Audience Experience platforms. We believe that VisitIQ’s ability to compete effectively in this space will depend primarily upon:

●	Its continued ability to ensure clean, accurate data for marketing teams;
●	Its ability to monetize data records in a cost-effective manner;
●	Its ability to remain compliant with regulations regarding data privacy of individuals;
●	Seller’s ability to sell all other solutions by explaining how the data is the forefront of all products

In the case of automotive marketplace solutions, DriveBid will compete against other longtime competitors that offer the ability for consumers to sell and trade their cars to buyers online. We believe that DriveBid’s ability to compete effectively in this space will depend primarily upon:

●	Its ability to attract new dealers to the platform
●	Its ability to attract consumers to the platform
●	Its ability to hold off other platforms allowing dealers to bid on consumer’s inventory through their patent
●	Its ability to collect “BidLock” fees from transactions between dealers and consumers on the App
●	Its ability to demonstrate the ease and savings that consumers will have while using DriveBid for their automotive transactions

Revenue

DrivenIQ revenue is primarily derived from customers using the platform as a Software as a Service (SaaS), which comprises monthly fees paid for access that vary according to the amount of data the customer requires. The company plans on offering an additional revenue stream that is based on Data as a Service (DaaS) in its VisitIQ 2.0 dashboard product.

The company does not plan on having any full-time employees. Planned operating expenses for the next twelve months consist of a total of $655,000. The majority of these expenses ($580,000) are for consultants, legal fees and audit fees. The remainder of the expenses are for office related expenses.

The company plans on investing the amount raised in excess of $655,000 in target company investments.

Company History

Capstone Technologies Group, Inc. (the “Company,” “we,” “us,” “our,” or “CATG”) was incorporated in the State of Nevada on March 31, 2009 under the name Designer Export, Inc. On June 30, 2010, the Company effected a stock split whereby each stockholder of record of the Company as of July 14, 2010 was issued 2.582781 shares of common stock for each 1 share of common stock which they hold as of the record date.

On June 30, 2010, the Company entered into an Agreement and Plan of Merger with China Bilingual Education Acquisition Inc., a Nevada corporation (“Acquisition Corp”), Kahibah Limited, a limited liability company organized under the laws of the British Virgin Islands (“Kahibah”), Ren Zhiqing, Pan Mingxiao, Ren Shudong, Ren Junnan, Kong Jianwei and Xu Yunxian (collectively, the “Kahibah Shareholders”), Taiyuan Taiji Industry Development Co., Ltd., an equity joint venture company organized under the laws of the PRC (“Taiyuan Taiji”), Shanxi Taiji Industrial Development Co. Ltd., a limited liability company organized under the laws of the PRC (“Shanxi Taiji”), the shareholders of Shanxi Taiji and its subsidiaries and the beneficiaries to the Agreement (collectively, the “Sellers”)., pursuant to which the Acquisition Corp. acquired 100% of the issued and outstanding capital of Kahibah in exchange for 26,100,000 shares of the Company’s common stock, par value $0.001 (the “Merger”). Kahibah was a holding company whose only asset, held through Taiyuan Taiji, a wholly-foreign owned enterprise (“WOFE”) under the laws of the PRC is 95% of the registered capital of Shanxi Taiji an equity joint venture company organized under the laws of the PRC. On November 25, 2009, Kahibah entered into a share exchange agreement to sell the remaining 5% ownership to Ms. Ren Baiv. Ms. Ren Baiv is the sister of Mr. Ren Zhiqing, the Company’s Chief Executive Officer. At December 31, 2010 Ms. Ren Baiv paid 1 million Renminbi (“RMB”) as part of the capital contribution. The 5% ownership was held by Ms. Ren Baiv on behalf of the Taiyuan Taiji in accordance with local Chinese regulations, therefore no non-controlling interest is recognized. Shanxi Taiji owned all of the registered capital of Shanxi Modern Bilingual School, a private non-enterprise entity incorporated under the laws of the PRC and Sichuan Guangan Experimental High School.

Immediately following the Merger, pursuant to an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Liabilities, we transferred all of our pre-Merger assets and liabilities to our wholly-owned subsidiary, Designer Export Holdings, Inc. (“SplitCo”) to certain of our shareholders. Thereafter, pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”), we transferred all of the outstanding capital stock of SplitCo to certain of our stockholders in exchange for the cancellation of 3,000,000 shares of our common stock (the “Split Off Transaction”), with 1,510,000 shares of common stock held by persons who were stockholders of ours prior to the Merger remaining outstanding. These 1,510,000 shares constitute our “public float” and are our only shares of registered common stock and accordingly are our only shares available for resale without further registration.

As part of the Merger, the Company’s name was changed from “Designer Export, Inc.” to “China Bilingual Technology & Education Group, Inc.” As a result of these transactions, persons affiliated with Kahibah at the time of the merger owned securities that in the aggregate represented approximately 87% of the equity in the Company.

On June 30, 2010, the Company entered into a Share Exchange Agreement (“Agreement”) with Kahibah Limited (“KL”), a British Virgin Islands (“BVI”) corporation and its shareholders. According to this Agreement, the Company acquired all the issued and outstanding shares of KL. The Company issued 26,100,076 shares of its common stock, after giving effect to the cancellation of 7,748,343 shares on June 30, 2010, to KL’s shareholders in exchange for 100% of the shares of KL. After the closing of the transaction, the Company had a total of 30,000,005 shares of common stock issued and outstanding, with KL’s shareholders owning 87% of the total issued and outstanding shares of the Company’s common stock, and the balance held by those who held shares of the Company’s common stock prior to the closing of the exchange. This transaction resulted in KL’s shareholders obtaining a majority voting interest in the Company.

The acquisition of KL and the operations of its subsidiaries were accounted for as a reverse merger, whereby KL was the continuing entity for financial reporting purposes and was deemed, for accounting purposes, to be the acquirer of the Company. In accordance with the applicable accounting guidance for accounting for the business combination as a reverse merger, KL was deemed to have undergone a recapitalization, whereby KL was deemed to have issued common stock to the Company’s common equity holders. Accordingly, although the Company, as KL’s parent company, was deemed to have legally acquired KL, in accordance with the applicable accounting guidance for accounting for the transaction as a reverse merger and re-capitalization, KL was the surviving entity for accounting purposes and its assets and liabilities are recorded at their historical carrying amounts with no goodwill or other intangible assets recorded as a result of the accounting merger with the Company. As part of the acquisition, the Company changed its name to China Bilingual Technology & Education Group Inc. Since the ownership of KL and its Subsidiaries was substantially the same, the merger with each was accounted for as a transfer of equity interests between entities under common control, whereby the acquirer recognized the assets and liabilities of each Subsidiary transferred at their carrying amounts. The reorganization was treated similar to the pooling of interest method with carry over basis.

On August 31, 2011, the Company’s entered into an Equity Transfer Agreement and purchased all of the outstanding equity of Shanxi Rising Education Investment Company Limited (the “Investment Company”) from the equity holders (the “Sellers”) for a total purchase consideration of RMB 690,000,000 (approximately $108,226,806). The acquisition of the Investment Company was accounted for as a business combination under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).

Prior to closing the Equity Transfer Agreement, the Company became involved in the operations of the Shanxi South Campus in the spring of 2011. With the consent of the Investment Company, the Company assisted in the operations, accounting and promotion of the school to attract more and better students for the 2011-2012 school year. Some of these responsibilities included collecting prepaid tuition, room & board and other school fees (“School Fees”) in advance of the school year, which combined with better operations, higher tuition rates and an increase in enrollment led to an increase in deferred revenue at August 31, 2011. The Company’s involvement at the Shanxi South Campus was under the direction of Investment Company management until it assumed control of the Investment Company on August 31, 2011, in accordance with the Equity Transfer Agreement.

The Company ceased filing reports with the SEC in 2012 and appears to have ceased operations at that time. Its corporate charter was revoked. This resulted in a Nevada Court Custodianship Proceeding from May 19, 2016 through April 4, 2018. While the Company was reinstated with the Nevada Secretary of State (NVSOS) on September 26, 2016, it did not file the Annual List the NVSOS that was due on March 13, 2018. This again resulted in revocation of the Company’s corporate charter a year later. Other than these facts, no information is available concerning the Company’s former business after the 11/30/2012 Form 10Q.

Bauman & Associates Law Firm (“Bauman”) was appointed custodian of the Company on March 31, 2020.

As disclosed in the Company’s final 11/30/2012 Form 10-Q, filed January 14, 2013, the Company, as of November 30, 2012, reported approximately $87 million of liabilities (as well as $142 million of assets). As reported in the 10-Q , all of the Company’ s operations were in the Peoples Republic of China and, hence, were through the above-referenced subsidiaries. The Company owed approximately $41 million in remaining payments for acquisition indebtedness of the China Rising School, with the last payment due August 31, 2014.

On August 31, 2020, Bauman & Associates Law Firm (“Bauman”) provided a debt extinguishment opinion to the Company on August 31, 2020 opining that, based on a reading of the Company’ s SEC filings, the above-referenced liabilities (as well as the reported offsetting assets) carried on the Company’s November 30, 2012 balance sheet, were not liabilities (or assets) of the Company in a legal sense, but were liabilities (or assets) of the various Chinese subsidiaries. These liabilities (and assets) were consolidated onto the balance sheet of the Company as required by GAAP. Bauman was informed that these are discontinued operations and, therefore, were no longer consolidated with the Company’ s liabilities and assets as of March 31, 2018. Bauman further advised that an additional payable for acquisition of China Rising School was time- barred under the six-year Nevada statute of limitations for written contracts.

During the quarter ended November 30, 2020, Barbara McIntyre Bauman, the Company’s President, Secretary and Treasurer, paid expenses on behalf of the Company totaling $3,225 to revive the Company’s operations. On September 3, 2020, the Company issued 250,000,000 shares of common stock to Barbara McIntyre Bauman for repayment of this related party debt totaling $3,225.

Pursuant to a term sheet dated January 26, 2021, Sky Direct LLC purchased 250,000,000 shares of common stock from Barbara McIntyre Bauman, triggering a change in control.

On February 1, 2021, Barbara McIntyre Bauman resigned from all positions as an officer and director of the Company and appointed Michael D. Pruitt as CEO, CFO, President, Secretary, Treasurer and sole Director.

On February 26, 2021, the Company entered into an unsecured convertible promissory note with Sky Direct LLC, an entity controlled by the Company’s majority shareholder, Sky Direct LLC. The Company funded $1.000,000 under this note as of November 1,, 2021.

On August 5, 2021, the Company entered a reverse 1 for 75 stock split.

On October 5, 2021, the Company entered into an unsecured convertible promissory note with Seacor Capital, Inc. The Company funded $550,000 under this note as of November 1, 2021.

Between September 30, 2021 and October 12, 2021, the Company entered a series of transactions related to DrivenIQ Corporation and one of its primary shareholders. The Company acquired 45% of the common stock of DrivenIQ from one of the founders for $460,000 and has loaned DrivenIQ $790,000 on a 3 year secured note that has an interest rate of 5%. Interest is paid quarterly. It is anticipated that the $790,000 note will be converted into DrivenIQ preferred stock as part of a later round of Capstone’s investment in DrivenIQ.

Early in March 2022, the Company entered into secured convertible notes with NY Farms Group, LLC and Seacor Capital, Inc. Each lender funded the Company $2,000,000. The terms of the notes include an Original Issue discount of 7.5%, an interest rate of 7.5% and warrants to purchase shares of Company common stock equivalent to 50% of the value of the Note and with an exercise price $1.00 per share. An additional $250,000 has been received under the same terms in early April 2022 from EROP Enterprises, LLC. An additional $5,000,000 was raised from Arena Investors, LP during May 2022, under the same terms.

In addition, the Company sold $5,000,000 of preferred stock during May 2022 to Arena Investors, LP. The preferred stock is convertible into 5,375,000 common shares, has a dividend of 7.5% per year and has warrants to purchase 2,687,500 shares of company common stock at an exercise price of $1.00 per share.

The Company invested $9,000,000 of the proceeds of these notes into DrivenIQ preferred stock. DrivenIQ used the proceeds of the investment to make an acquisition and for working capital.

OFFERING SUMMARY

Type of Stock Offering:	Common Stock

Price Per Share:	$3.00

Minimum Investment:	$25,000.00 per investor (8,333 Shares of Common Stock)

Maximum Offering:	$15,000,000.00. The Company will not accept investments greater than the Maximum Offering amount.

Maximum Shares Offered:	5,000,000 Shares of Common Stock.

Use of Proceeds:	See the description in section entitled “USE OF PROCEEDS TO ISSUER” on page 25 herein.

Voting Rights:	The Shares have full voting rights.

Length of Offering:	Shares will be offered on a continuous basis until either (1) the maximum number of Shares or sold; (2) 180 days from the date of registration by the Commission, (3) if Company in its sole discretion extends the offering beyond 180 days from the date of registration by the Commission, or (4) the Company in its sole discretion withdraws this Offering.

The Offering

Common Stock Outstanding	5,466,570 Shares
Common Stock in this Offering	5,000,000 Shares
Stock to be outstanding after the offering (1)	10,466,570 Shares

(1)	The total number of Shares of Common Stock assumes that the maximum number of Shares are sold in this offering.

The Company may not be able to sell the Maximum Offering Amount.

The net proceeds of the Offering will be the gross proceeds of the Shares sold minus the expenses of the offering.

Our common stock is quoted on OTCMarkets.com under trading symbol “CATG.” We are not listed on any trading market or stock exchange, and our ability to list our stock in the future is uncertain. Investors should not assume that the Offered Shares will be listed. A consistent public trading market for the shares may not develop.

Investment Analysis

There is no assurance Capstone Technologies Group, Inc. will be profitable, or that management’s opinion of the Company’s future prospects will not be outweighed in the by unanticipated losses, adverse regulatory developments and other risks. Investors should carefully consider the various risk factors below before investing in the Shares.

RISK FACTORS

The purchase of the Company’s Common Stock involves substantial risks. You should carefully consider the following risk factors in addition to any other risks associated with this investment. The Shares offered by the Company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the Shares and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on the Company’s business and your investment in the Shares. An investment in the Company may not be suitable for all recipients of this Prospectus. You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the Company is suitable in the light of your personal circumstances and the financial resources available to you.

The discussions and information in this Prospectus may contain both historical and forward- looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results may differ from the Company’s current expectations.

Before investing, you should carefully read and carefully consider the following risk factors:

Risks Relating to the Company and Its Business

The Company Has A History of Losses

The Company has suffered losses since its inception and there can be no assurance that the Company’s proposed plan of business can be realized in the manner contemplated and, if it cannot be, shareholders may lose all or a substantial part of their investment. There is no guarantee that it will ever realize any significant operating revenues or that its operations will ever be profitable.

The Company Is Dependent Upon Its Management, Key Personnel and Consultants to Execute the Business Plan

The Company’s success is heavily dependent upon the continued active participation of the Company’s current executive officer, Michael D. Pruitt, as well as other key personnel and consultants. Loss of the services of one or more of these individuals could have a material adverse effect upon the Company’s business, financial condition or results of operations. Mr. Pruitt is currently an officer or director of other companies, including, Amergent Hospitality Group, Inc., and thus the amount of time he can devote to the management of the Company, and the execution of the Company’s business plan, may be limited. Such management roles in other companies, could present a potential conflict of interest. Further, the Company’s success and achievement of the Company’s growth plans depend on the Company’s ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the healthy living, healthcare and online industries is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of the Company’s activities, could have a materially adverse effect on it. The inability to attract and retain the necessary personnel, consultants and advisors could have a material adverse effect on the Company’s business, financial condition or results of operations.

Although Dependent Upon Certain Key Personnel, The Company Does Not Have Any Key Man Life Insurance Policies On Any Such People

The Company is dependent upon management in order to conduct its operations and execute its business plan; however, the Company has not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, should any of these key personnel, management or founders die or become disabled, the Company will not receive any compensation that would assist with such person’s absence. The loss of such person could negatively affect the Company and its operations.

The Company Is Subject To Income Taxes As Well As Non-Income Based Taxes, Such As Payroll, Sales, Use, Property And Goods And Services Taxes.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although the Company believes that our tax estimates will be reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income based taxes and accruals and (ii) any material differences could have an adverse effect on our consolidated financial position and results of operations in the period or periods for which determination is made.

The Company Is Not Subject To Sarbanes-Oxley Regulations And Lack The Financial Controls And Safeguards Required Of Public Companies.

The Company does not have the internal infrastructure necessary, and is not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. The Company expects to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

The Company Has Engaged In Certain Transactions With Related Persons.

Please see the section of this Prospectus entitled “Interest of Management and Others in Certain Related-Party Transactions and Agreements”

Changes In Employment Laws Or Regulation Could Harm The Company’s Performance.

Various federal and state labor laws govern the Company’s relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

The Company’s Bank Accounts Will Not Be Fully Insured

The Company’s regular bank accounts and the checking account used for this Offering each have federal insurance that is limited to a certain amount of coverage. It is anticipated that the account balances in each account may eventually exceed those limits at times. In the event that any of Company’s banks should fail, the Company may not be able to recover all amounts deposited in these bank accounts.

The Company’s Business Plan Is Speculative

The Company’s present business and planned business are speculative and subject to numerous risks and uncertainties. There is no assurance that the Company will generate significant revenues or profits.

The Company Will Likely Incur Debt

The Company has incurred debt and expects to incur future debt in order to fund operations. Complying with obligations under such indebtedness may have a material adverse effect on the Company and on your investment.

The Company’s Expenses Could Increase Without a Corresponding Increase in Revenues

The Company’s operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on the Company’s consolidated financial results and on your investment. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, and (5) increases in borrowing costs.

The Company Will Be Reliant On Key Suppliers

The Company intends to enter into agreements with key suppliers and will be reliant on positive and continuing relationships with such suppliers. Termination of those agreements, variations in their terms or the failure of a key supplier to comply with its obligations under these agreements (including if a key supplier were to become insolvent) could have a material adverse effect on the Company’s consolidated financial results and on your investment.

Increased Costs Could Affect The Company

An increase in the cost of raw materials or energy could affect the Company’s profitability. Commodity and other price changes may result in unexpected increases in the cost of raw materials, and packaging materials used by the Company. The Company may also be adversely affected by shortages of raw materials or packaging materials. In addition, energy cost increases could result in higher transportation, freight and other operating costs. The Company may not be able to increase its prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on your investment.

If We Are Unable To Protect Effectively Our Intellectual Property, We May Not Be Able To Operate Our Business, Which Would Impair Our Ability To Compete

Our success will depend on our ability to obtain and maintain meaningful intellectual property protection for any such intellectual property. The names and/or logos of Company brands (whether owned by the Company or licensed to us) may be challenged by holders of trademarks who file opposition notices, or otherwise contest trademark applications by the Company for its brands. Similarly, domains owned and used by the Company may be challenged by others who contest the ability of the Company to use the domain name or URL. Such challenges could have a material adverse effect on the Company’s consolidated financial results as well as your investment.

Computer, Website or Information System Breakdown Could Affect The Company’s Business

Computer, website and/or information system breakdowns as well as cyber security attacks could impair the Company’s ability to service its customers leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the Company’s consolidated financial results as well as your investment.

Changes In The Economy Could Have a Detrimental Impact On The Company

Changes in the general economic climate could have a detrimental impact on consumer expenditure and therefore on the Company’s revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may adversely affect customers’ confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on the Company’s consolidated financial results and on your investment.

The Amount Of Capital The Company Is Attempting To Raise In This Offering Is Not Enough To Sustain The Company’s Current Business Plan

In order to achieve the Company’s near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we will not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause you to lose all or a portion of your investment.

Additional Financing May Be Necessary For The Implementation Of Our Growth Strategy

The Company may require additional debt and/or equity financing to pursue our growth and business strategies. These include, but are not limited to enhancing our operating infrastructure and otherwise respond to competitive pressures. Given our limited operating history and existing losses, there can be no assurance that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our Shares.

Our Employees, Executive Officers, Directors And Insider Shareholders Beneficially Own Or Control A Substantial Portion Of Our Outstanding Shares

Our employees, executive officers, directors and insider shareholders beneficially own or control a substantial portion of our outstanding type of stock, which may limit your ability and the ability of our other shareholders, whether acting alone or together, to propose or direct the management or overall direction of our Company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of our Company that might otherwise result in an investor receiving a premium over the market price for his Shares. The majority of our currently outstanding Shares of stock is beneficially owned and controlled by a group of insiders, including our employees, directors, executive officers and inside shareholders. Accordingly, our employees, directors, executive officers and insider shareholders may have the power to control the election of our directors and the approval of actions for which the approval of our shareholders is required. If you acquire our Shares, you will have no effective voice in the management of our Company. Such concentrated control of our Company may adversely affect the price of our Shares. Our principal shareholders may be able to control matters requiring approval by our shareholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our shareholders to receive a premium for their Shares in the event that we merge with a third party or enter into different transactions, which require shareholder approval. These provisions could also limit the price that investors might be willing to pay in the future for our Shares.

Our Operating Plan Relies In Large Part Upon Assumptions And Analyses Developed By The Company. If These Assumptions Or Analyses Prove To Be Incorrect, The Company’s Actual Operating Results May Be Materially Different From Our Forecasted Results

Whether actual operating results and business developments will be consistent with the Company’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside the Company’s control, including, but not limited to:

●	whether the Company can obtain sufficient capital to sustain and grow its business

●	our ability to manage the Company’s growth

●	whether the Company can manage relationships with key vendors and advertisers

●	demand for the Company’s products and services

●	the timing and costs of new and existing marketing and promotional efforts

●	Competition

●	the Company’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel

●	the overall strength and stability of domestic and international economies

●	consumer spending habits

Unfavorable changes in any of these or other factors, most of which are beyond the Company’s control, could materially and adversely affect its business, consolidated results of operations and consolidated financial condition.

To Date, The Company Has Had Operating Losses And May Not Be Initially Profitable For At Least The Foreseeable Future, And Cannot Accurately Predict When It Might Become Profitable

The Company has been operating at a loss since the Company’s inception. The Company may not be able to generate significant revenues in the future. In addition, the Company expects to incur substantial operating expenses in order to fund the expansion of the Company’s business. As a result, the Company expects to continue to experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, the Company might become profitable.

The Company May Be Unable To Manage Its Growth Or Implement Its Expansion Strategy

The Company may not be able to expand the Company’s product and service offerings, the Company’s markets, or implement the other features of the Company’s business strategy at the rate or to the extent presently planned. The Company’s projected growth will place a significant strain on the Company’s administrative, operational and financial resources. If the Company is unable to successfully manage the Company’s future growth, establish and continue to upgrade the Company’s operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, the Company’s consolidated financial condition and consolidated results of operations could be materially and adversely affected.

The Company Relies Upon Trade Secret Protection To Protect Its Intellectual Property; It May Be Difficult And Costly To Protect The Company’s Proprietary Rights And The Company May Not Be Able To Ensure Their Protection

The Company currently relies on trade secrets. While the Company uses reasonable efforts to protect these trade secrets, the Company cannot assure that its employees, consultants, contractors or advisors will not, unintentionally or willfully, disclose the Company’s trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, the Company’s competitors may independently develop equivalent knowledge, methods and know-how. If the Company is unable to defend the Company’s trade secrets from others use, or if the Company’s competitors develop equivalent knowledge, it could have a material adverse effect on the Company’s business. Any infringement of the Company’s proprietary rights could result in significant litigation costs, and any failure to adequately protect the Company’s proprietary rights could result in the Company’s competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect the Company’s proprietary rights to the same extent as do the laws of the United States. Therefore, the Company may not be able to protect the Company’s proprietary rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using the Company’s trade secrets could be expensive and time consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to enforce the Company’s intellectual property rights, to protect the Company’s trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect the Company’s future operating results.

The Company’s Business Model Is Evolving

The Company’s business model is unproven and is likely to continue to evolve. Accordingly, the Company’s initial business model may not be successful and may need to be changed. The Company’s ability to generate significant revenues will depend, in large part, on the Company’s ability to successfully market the Company’s products to potential users who may not be convinced of the need for the Company’s products and services or who may be reluctant to rely upon third parties to develop and provide these products. The Company intends to continue to develop the Company’s business model as the Company’s market continues to evolve.

The Company Needs to Increase Brand Awareness

Due to a variety of factors, the Company’s opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of the Company’s brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in the Company’s market increases. Successfully promoting and positioning the Company’s brand, products and services will depend largely on the effectiveness of the Company’s marketing efforts. Therefore, the Company may need to increase the Company’s financial commitment to creating and maintaining brand awareness. If the Company fails to successfully promote the Company’s brand name or if the Company incurs significant expenses promoting and maintaining the Company’s brand name, it would have a material adverse effect on the Company’s consolidated results of operations.

The Company Faces Competition In The Company’s Markets From A Number Of Large And Small Companies, Some Of Which Have Greater Financial, Research And Development, Production And Other Resources Than Does The Company

In many cases, the Company’s competitors have longer operating histories, established ties to the market and consumers, greater brand awareness, and greater financial, technical and marketing resources. The Company’s ability to compete depends, in part, upon a number of factors outside the Company’s control, including the ability of the Company’s competitors to develop alternatives that are superior. If the Company fails to successfully compete in its markets, or if the Company incurs significant expenses in order to compete, it would have a material adverse effect on the Company’s consolidated results of operations.

A Data Security Breach Could Expose The Company To Liability And Protracted And Costly Litigation, And Could Adversely Affect The Company’s Reputation And Operating Revenues

To the extent that the Company’s activities involve the storage and transmission of confidential information, the Company and/or third-party processors will receive, transmit and store confidential customer and other information. Encryption software and the other technologies used to provide security for storage, processing and transmission of confidential customer and other information may not be effective to protect against data security breaches by third parties. The risk of unauthorized circumvention of such security measures has been heightened by advances in computer capabilities and the increasing sophistication of hackers. Improper access to the Company’s or these third parties’ systems or databases could result in the theft, publication, deletion or modification of confidential customer and other information. A data security breach of the systems on which sensitive account information is stored could lead to fraudulent activity involving the Company’s products and services, reputational damage, and claims or regulatory actions against us. If the Company is sued in connection with any data security breach, the Company could be involved in protracted and costly litigation. If unsuccessful in defending that litigation, the Company might be forced to pay damages and/or change the Company’s business practices or pricing structure, any of which could have a material adverse effect on the Company’s operating revenues and profitability. The Company would also likely have to pay fines, penalties and/or other assessments imposed as a result of any data security breach.

The Company Depends On Third-Party Providers For A Reliable Internet Infrastructure And The Failure Of These Third Parties, Or The Internet In General, For Any Reason Would Significantly Impair The Company’s Ability To Conduct Its Business

The Company will outsource some or all of its online presence and data management to third parties who host the actual servers and provide power and security in multiple data centers in each geographic location. These third-party facilities require uninterrupted access to the Internet. If the operation of the servers is interrupted for any reason, including natural disaster, financial insolvency of a third-party provider, or malicious electronic intrusion into the data center, its business would be significantly damaged. As has occurred with many Internet-based businesses, the Company may be subject to ‘denial-of-service’ attacks in which unknown individuals bombard its computer servers with requests for data, thereby degrading the servers’ performance. The Company cannot be certain it will be successful in quickly identifying and neutralizing these attacks. If either a third-party facility failed, or the Company’s ability to access the Internet was interfered with because of the failure of Internet equipment in general or if the Company becomes subject to malicious attacks of computer intruders, its business and operating results will be materially adversely affected.

The Company’s Employees May Engage In Misconduct Or Improper Activities

The Company, like any business, is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with laws or regulations, provide accurate information to regulators, comply with applicable standards, report financial information or data accurately or disclose unauthorized activities to the Company. In particular, sales, marketing and business arrangements are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve improper or illegal activities which could result in regulatory sanctions and serious harm to the Company’s reputation.

Limitation On Director Liability

The Company may provide for the indemnification of directors to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability of directors to the Company and its shareholders for monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Risks Relating to This Offering and Investment

The Company May Undertake Additional Equity or Debt Financing That May Dilute The Shares In This Offering

The Company may undertake further equity or debt financing, which may be dilutive to existing shareholders, including you, or result in an issuance of securities whose rights, preferences and privileges are senior to those of existing shareholders, including you, and also reducing the value of Shares subscribed for under this Offering.

An Investment In The Shares Is Speculative And There Can Be No Assurance Of Any Return On Any Such Investment

An investment in the Company’s Shares is speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

The Shares Are Offered On A “Best Efforts” Basis And The Company May Not Raise The Maximum Amount Being Offered

Since the Company is offering the Shares on a “best efforts” basis, there is no assurance that the Company will sell enough Shares to meet its capital needs. If you purchase Shares in this Offering, you will do so without any assurance that the Company will raise enough money to satisfy the full Use Of Proceeds To Issuer which the Company has outlined in this Prospectus or to meet the Company’s working capital needs.

If The Maximum Offering Is Not Raised, It May Increase The Amount Of Long-Term Debt Or The Amount Of Additional Equity It Needs To Raise

There is no assurance that the maximum amount of Shares in this offering will be sold. If the maximum Offering amount is not sold, we may need to incur additional debt or raise additional equity in order to finance our operations. Increasing the amount of debt will increase our debt service obligations and make less cash available for distribution to our shareholders. Increasing the amount of additional equity that we will have to seek in the future will further dilute those investors participating in this Offering.

We Have Not Paid Dividends In The Past And Do Not Expect To Pay Dividends In The Future, So Any Return On Investment May Be Limited To The Value Of Our Shares

We have never paid cash dividends on our Shares and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Shares will depend on earnings, financial condition and other business and economic factors affecting it at such time that management may consider relevant. If we do not pay dividends, our Shares may be less valuable because a return on your investment will only occur if its stock price appreciates.

The Company May Not Be Able To Obtain Additional Financing

Even if the Company is successful in selling the maximum number of Shares in the Offering, the Company may require additional funds to continue and grow its business. The Company may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force the Company to delay its plans for growth and implementation of its strategy which could seriously harm its business, financial condition and results of operations. If the Company needs additional funds, the Company may seek to obtain them primarily through additional equity or debt financings. Those additional financings could result in dilution to the Company’s current shareholders and to you if you invest in this Offering.

The Offering Price Has Been Arbitrarily Determined

The offering price of the Shares has been arbitrarily established by the Company based upon its present and anticipated financing needs and bears no relationship to the Company’s present financial condition, assets, book value, projected earnings, or any other generally accepted valuation criteria. The offering price of the Shares may not be indicative of the value of the Shares or the Company, now or in the future.

The Subscription Agreement Contains an Exclusive Forum Provision for Disputes

The Subscription Agreement used for investors to purchase our Shares is governed by and construed solely in accordance with the internal laws of the State of Nevada with respect to contracts executed, delivered and to be fully performed therein, without regard to the conflicts of laws principles thereof. By entering into the Subscription Agreement, the subscriber expressly and irrevocably agrees that any suit or proceeding arising under Subscription Agreement or the consummation of the transactions contemplated hereby, (except those actions arising under the Securities Act of 1933 or the Securities Exchange Act of 1934), shall be brought solely in a federal or state court located in the State of Nevada.

The Management Of The Company Has Broad Discretion In Application of Proceeds

The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof.

An Investment in the Company’s Shares Could Result In A Loss of Your Entire Investment

An investment in the Company’s Shares offered in this Offering involves a high degree of risk and you should not purchase the Shares if you cannot afford the loss of your entire investment. You may not be able to liquidate your investment for any reason in the near future.

There Is No Assurance The Company Will Be Able To Pay Distributions To Shareholders

While the Company may choose to pay distributions at some point in the future to its shareholders, there can be no assurance that cash flow and profits will allow such distributions to ever be made.

There a Limited Public Trading Market for the Company’s Shares

At present, the Company’s common stock is quoted on OTCMarkets.com. Our common stock experiences fluctuation in volume and trading prices. On the over-the-counter market, there will likely be no consistent and active trading market for the Company’s securities and the Company cannot assure that a consistent trading market will develop. OTCMarkets.com provides significantly less liquidity than a securities exchange such as the NASDAQ Stock Market. Prices for securities traded solely on OTCMarkets.com may be difficult to obtain and holders of the Shares and the Company’s securities may be unable to resell their securities at or near their original price or at any price. In any event, except to the extent that investors’ Shares may be registered on a Form S-1 Registration Statement with the Securities and Exchange Commission in the future, there is absolutely no assurance that Shares could be sold under Rule 144 or otherwise until the Company becomes a current public reporting company with the Securities and Exchange Commission and otherwise is current in the Company’s business, financial and management information reporting, and applicable holding periods have been satisfied.

Sales Of A Substantial Number Of Shares Of Our Type Of Stock May Cause The Price Of Our Type Of Stock To Decline

If our shareholders sell substantial amounts of our Shares in the public market, Shares sold may cause the price to decrease below the current offering price. These sales may also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem reasonable or appropriate.

The Company Has Made Assumptions In Its Projections and In Forward-Looking Statements That May Not Be Accurate

The discussions and information in this Prospectus may contain both historical and “forward- looking statements” which can be identified by the use of forward-looking terminology including the terms “believes,” “anticipates,” “continues,” “expects,” “intends,” “may,” “will,” “would,” “should,” or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this Prospectus, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results to differ from its current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving the Company or its employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company’s operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this Prospectus or in other reports issued by us or by third-party publishers.

You Should Be Aware Of The Long-Term Nature Of This Investment

Because the Shares have not been registered under the Securities Act or under the securities laws of any state or non-United States jurisdiction, the Shares may have certain transfer restrictions. It is not currently contemplated that registration under the Securities Act or other securities laws will be effected. Limitations on the transfer of the Shares may also adversely affect the price that you might be able to obtain for the Shares in a private sale. You should be aware of the long-term nature of your investment in the Company. You will be required to represent that you are purchasing the Securities for your own account, for investment purposes and not with a view to resale or distribution thereof.

The Shares In This Offering Have No Protective Provisions.

The Shares in this Offering have no protective provisions. As such, you will not be afforded protection, by any provision of the Shares or as a Shareholder in the event of a transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving the Company. If there is a ‘liquidation event’ or ‘change of control’ the Shares being offered do not provide you with any protection. In addition, there are no provisions attached to the Shares in the Offering that would permit you to require the Company to repurchase the Shares in the event of a takeover, recapitalization or similar transaction.

You Will Not Have Significant Influence On The Management Of The Company

Substantially all decisions with respect to the management of the Company will be made exclusively by the officers, directors, managers or employees of the Company. You will have a very limited ability, if at all, to vote on issues of Company management and will not have the right or power to take part in the management of the Company and will not be represented on the board of directors or by managers of the Company. Accordingly, no person should purchase Shares unless he or she is willing to entrust all aspects of management to the Company.

No Guarantee of Return on Investment

There is no assurance that you will realize a return on your investment or that you will not lose your entire investment. For this reason, you should read this Form S-1, Prospectus and all exhibits and referenced materials carefully and should consult with your own attorney and business advisor prior to making any investment decision.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY’S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

DILUTION

The term ‘dilution’ refers to the reduction (as a percentage of the aggregate Shares outstanding) that occurs for any given share of stock when additional Shares are issued. The Company anticipates that subsequent to this offering the Company may require additional capital and such capital may take the form of Common Stock, other stock or securities or debt convertible into stock. Such future fund raising will further dilute the percentage ownership of the Shares sold herein in the Company.

If you invest in our Common Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock after this offering.

The following table illustrates this per Share dilution:

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$3.00	$3.00	$3.00	$3.00
Historical net tangible book value per share as of February 28, 2023 (1)	$(0.7876)	$(0.7876)	$(0.7876)	$(0.7876)
Increase in net tangible book value per share attributable to new investors in this offering (2)	$1.8072	$1.5386	$1.1857	$0.7015
Net tangible book value per share, after this offering	$1.0196	$0.7510	$0.3981	$(0.0862)
Dilution per share to new investors	$1.9804	$2.2490	$2.6019	$3.0862

*Before deduction of offering expenses

The company has issued preferred stock, convertible notes and warrants that if converted to common stock (or exercised in the case of the warrants), are not included in the common stock dilution numbers presented above. If all notes were converted and all warrants were exercised the dilution to the new investors would be higher than presented.

In February 2021, when the company CEO, Michael Pruitt, agreed to take on that role, it was agreed that he would be given 1,000,000 shares of common stock for $.001 per share. The stock was issued by the transfer agent to Avenel Financial Group, Inc. (which is controlled by the CEO) on 2/18/22 for the par value of $.001 per share ($1,000).

Other than the discussion of the previous paragraph, there is no material disparity between the price of the Shares in this Offering and the effective cash cost to officers, directors, promoters and affiliated persons for shares acquired by them in a transaction during the past year, or that they have a right to acquire.

PLAN OF DISTRIBUTION

We are offering a Maximum Offering of up to 5,000,000 in Shares of our Common Stock for a fixed price of $3.00 per share for the duration of the offering. The offering is being conducted on a best-efforts basis. The minimum subscription amount required is $25,000.00 for the purchase of 8,333 shares. The Company will not initially sell the Shares through commissioned broker-dealers, but may do so after the commencement of the offering. Any such arrangement will add to our expenses in connection with the offering. If we engage one or more commissioned sales agents or underwriters, we will supplement this Form S-1 to describe the arrangement.

The Company will undertake closings on a rolling basis as funds are received from investors. Funds received by investors, which are accompanied by Subscription Agreements acceptable to the Company, will be deposited in the Company’s checking account and the Subscription Agreements will be countersigned by the Company and returned to the subscriber within five business days. All subscribers will be instructed by the Company or its agents to transfer funds by check or wire transfer directly to the Company. Once a subscription is accepted by the Company,, and the Subscription Agreement is countersigned, subscribers have no right to a return of their funds. The Company may terminate the offering at any time for any reason at its sole discretion, and may extend the Offering past the termination date of 180 days from the date of registration by the Commission in the absolute discretion of the Company and in accordance with the rules and provisions of the JOBS Act.

None of the Shares being sold in this offering are being sold by existing securities holders.

After the Registration Statement has been declared effective by the Securities and Exchange Commission (the “SEC”), the Company will accept tenders of funds to purchase the Shares. No escrow agent is involved and the Company will receive the proceeds directly from any subscription.

You will be required to complete a subscription agreement in order to invest.

No broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”), is being engaged as an underwriter or for any other purpose in connection with this Offering.

This offering will commence on the registration of this Prospectus, as determined by the Securities and Exchange Commission and continue for a period of 180 days. The Company may extend the Offering for an additional time period unless the Offering is completed or otherwise terminated by us, or unless we are required to terminate by application of the JOBS Act. Funds received from investors will be counted towards the Offering only if the form of payment, such as a check, clears the banking system and represents immediately available funds held by us prior to the termination of the subscription period, or prior to the termination of the extended subscription period if extended by the Company.

If you decide to subscribe for any Common Stock in this offering, you must deliver a check or wire transfer of funds for acceptance or rejection. The minimum investment amount for a single investor is 8,333 Shares of Common Stock in the principal amount of $25,000.00. All subscription checks should be sent to the following address:

7529 Red Oak Lane

Charlotte, NC 28226

In such case, subscription checks should be made payable to Capstone Technologies Group, Inc. If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by the Company of a subscription, a confirmation of such acceptance will be sent to the investor.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by the Company to the investor, without interest or deductions.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the shares. Broker-dealers and other persons participating in the offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the Company. Transferees of the shares will be required to meet the above suitability standards.

The shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

The sale of other securities of the same class as those to be offered for the period of distribution will be limited and restricted to those sold through this Offering. Because the Shares being sold are not publicly or otherwise traded, the market for the securities offered is presently stabilized.

USE OF PROCEEDS TO ISSUER

The Use of Proceeds is an estimate based on the Company’s current business plan. We may find it necessary or advisable to reallocate portions of the net proceeds reserved for one category to another, or to add additional categories, and we will have broad discretion in doing so.

The maximum gross proceeds from the sale of the Shares in this Offering are $15,000,000.00. The net proceeds from the offering, assuming it is fully subscribed, are expected to be approximately $14,977,000.00 after the payment of offering costs but before printing, mailing, marketing, and other compliance and professional fees that may be incurred. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those expected by management.

Management of the Company has wide latitude and discretion in the use of proceeds from this Offering. Ultimately, management of the Company intends to use a substantial portion of the net proceeds for general working capital. At present, management’s best estimate of the use of proceeds, at various funding milestones, is set out in the chart below. However, potential investors should note that this chart contains only the best estimates of the Company’s management based upon information available to them at the present time, and that the actual use of proceeds is likely to vary from this chart based upon circumstances as they exist in the future, various needs of the Company at different times in the future, and the discretion of the Company’s management at all times.

A portion of the proceeds from this Offering may be used to compensate or otherwise make payments to officers or directors of the issuer. The officers and directors of the Company may be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses.

	5,000,000	3,750,000	2,500,000	1,250,000
	Shares Sold	Shares Sold	Shares Sold	Shares Sold
Shares Offered(% Sold)	-100%	-75%	-50%	-25%
Gross Offering Proceeds	$15,000,000.00	$11,250,000.00	$7,500,000.00	$3,750,000.00
Approximate Offering Expenses (1)
Misc. Expenses	3,000	3,000	3,000	3,000
Legal and Accounting	20,000	20,000	20,000	20,000
Total Offering Expenses	23,000	23,000	23,000	23,000
Total Net Offering Proceeds	14,977,000.00	11,227,000.00	7,477,000.00	3,727,000.00
Principal Uses of Net Proceeds (2)
Equity and Debt Investments in Target Companies	14,322,000	10,572,000	6,822,000	3,072,000
Employee/Officers & Directors / Independent Contractor Compensation	400,000	400,000	400,000	400,000
Office Expenses	30,000	30,000	30,000	30,000
Office Supplies	5,000	5,000	5,000	5,000
Audit Fees	80,000	80,000	80,000	80,000
Transfer Agent and Exchange Fees	20,000	20,000	20,000	20,000
Travel	20,000	20,000	20,000	20,000
Legal, IR & Compliance	100,000	100,000	100,000	100,000
Total Principal Uses of Net Proceeds	14,977,000	11,227,000	7,477,000	3,727,000
Amount Unallocated	0	0	0	0

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company’s management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Forward-looking Statements

This section contains certain statements that may include “forward-looking statements”. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “optimistic,” “intend,” “will” or other similar expressions. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with OTC Markets and available on its website at http://www.otcmarkets.com. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

Company Overview and Plan of Operation

The Company’s management has a wide range of experience in both operating and serving on the boards of public companies. Our CEO has proven capabilities of identifying quality growth businesses, and leadership teams. The Company intends to operate as a holding company and over time expects to acquire both minority and majority interests in several businesses, some of which will become operating subsidiaries. The primary functions of the Company’s role as a holding company will be to allocate capital, choose subsidiary management, advise subsidiary management in areas in which we have specific knowledge and to provide management with support and capital through our access to institutional investors with whom the Company has existing relationahsips.

Our initial target market for strategic acquisitions is the Customer Data Platform Market. While  this market typically consists of first, second- and third-party data, the Company is aggregating multiple sources of first party data and utilizing sophisticated proprietary algorithms to enhance the customer experience.

Our first transaction in the Customer Data Platform Market space was our acquisition of a minority interest in DriveIQ. We further enhanced DrivenIQ’s business by providing strategic advice and capital for their acquisition of Visitor Data. The Company supported DrivenIQ with additional capital, valuation modeling, due diligence and deal structuring advice. Since the acquisition of a minority interest in DrivenIQ, the Company has been involved with further software design, development and buildout of DrivenIQ’s business model and capabilities. These are some of the typical functions that we will provide to companies that we bring under our holding company structure.

The Company is now contemplating creating wholly owned operating subsidiaries in vertical markets where we see opportunities to exploit our first party data platform. We also are evaluating additional acquisitions and joint venture opportunities that we believe would bring value to our shareholders.

The company does not plan on having any full time employees. Planned operating expenses for the next twelve months consist of a total of $655,000. The majority of these expenses ($580,000) are for consultants, legal fees and audit fees. The remainder of the expenses are for office related expenses.

The company plans on investing the amount raised in excess of $655,000 in target company investments.

The company plans on investing the amount raised in excess of $655,000 in target companies.

Company History

Capstone Technologies Group, Inc. (the “Company,” “we,” “us,” “our,” or “CATG”) was incorporated in the State of Nevada on March 31, 2009 under the name Designer Export, Inc. On June 30, 2010, the Company effected a stock split whereby each stockholder of record of the Company as of July 14, 2010 was issued 2.582781 shares of common stock for each 1 share of common stock which they hold as of the record date.

On June 30, 2010, the Company entered into an Agreement and Plan of Merger with China Bilingual Education Acquisition Inc., a Nevada corporation (“Acquisition Corp”), Kahibah Limited, a limited liability company organized under the laws of the British Virgin Islands (“Kahibah”), Ren Zhiqing, Pan Mingxiao, Ren Shudong, Ren Junnan, Kong Jianwei and Xu Yunxian (collectively, the “Kahibah Shareholders”), Taiyuan Taiji Industry Development Co., Ltd., an equity joint venture company organized under the laws of the PRC (“Taiyuan Taiji”), Shanxi Taiji Industrial Development Co. Ltd., a limited liability company organized under the laws of the PRC (“Shanxi Taiji”), the shareholders of Shanxi Taiji and its subsidiaries and the beneficiaries to the Agreement (collectively, the “Sellers”)., pursuant to which the Acquisition Corp. acquired 100% of the issued and outstanding capital of Kahibah in exchange for 26,100,000 shares of the Company’s common stock, par value $0.001 (the “Merger”). Kahibah was a holding company whose only asset, held through Taiyuan Taiji, a wholly-foreign owned enterprise (“WOFE”) under the laws of the PRC is 95% of the registered capital of Shanxi Taiji an equity joint venture company organized under the laws of the PRC. On November 25, 2009, Kahibah entered into a share exchange agreement to sell the remaining 5% ownership to Ms. Ren Baiv. Ms. Ren Baiv is the sister of Mr. Ren Zhiqing, the Company’s Chief Executive Officer. At December 31, 2010 Ms. Ren Baiv paid 1 million Renminbi (“RMB”) as part of the capital contribution. The 5% ownership was held by Ms. Ren Baiv on behalf of the Taiyuan Taiji in accordance with local Chinese regulations, therefore no non-controlling interest is recognized. Shanxi Taiji owned all of the registered capital of Shanxi Modern Bilingual School, a private non-enterprise entity incorporated under the laws of the PRC and Sichuan Guangan Experimental High School.

Immediately following the Merger, pursuant to an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Liabilities, we transferred all of our pre-Merger assets and liabilities to our wholly-owned subsidiary, Designer Export Holdings, Inc. (“SplitCo”) to certain of our shareholders. Thereafter, pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”), we transferred all of the outstanding capital stock of SplitCo to certain of our stockholders in exchange for the cancellation of 3,000,000 shares of our common stock (the “Split Off Transaction”), with 1,510,000 shares of common stock held by persons who were stockholders of ours prior to the Merger remaining outstanding. These 1,510,000 shares constitute our “public float” and are our only shares of registered common stock and accordingly are our only shares available for resale without further registration.

As part of the Merger, the Company’s name was changed from “Designer Export, Inc.” to “China Bilingual Technology & Education Group, Inc.” As a result of these transactions, persons affiliated with Kahibah at the time of the merger owned securities that in the aggregate represented approximately 87% of the equity in the Company.

On June 30, 2010, the Company entered into a Share Exchange Agreement (“Agreement”) with Kahibah Limited (“KL”), a British Virgin Islands (“BVI”) corporation and its shareholders. According to this Agreement, the Company acquired all the issued and outstanding shares of KL. The Company issued 26,100,076 shares of its common stock, after giving effect to the cancellation of 7,748,343 shares on June 30, 2010, to KL’s shareholders in exchange for 100% of the shares of KL. After the closing of the transaction, the Company had a total of 30,000,005 shares of common stock issued and outstanding, with KL’s shareholders owning 87% of the total issued and outstanding shares of the Company’s common stock, and the balance held by those who held shares of the Company’s common stock prior to the closing of the exchange. This transaction resulted in KL’s shareholders obtaining a majority voting interest in the Company.

The acquisition of KL and the operations of its subsidiaries were accounted for as a reverse merger, whereby KL was the continuing entity for financial reporting purposes and was deemed, for accounting purposes, to be the acquirer of the Company. In accordance with the applicable accounting guidance for accounting for the business combination as a reverse merger, KL was deemed to have undergone a recapitalization, whereby KL was deemed to have issued common stock to the Company’s common equity holders. Accordingly, although the Company, as KL’s parent company, was deemed to have legally acquired KL, in accordance with the applicable accounting guidance for accounting for the transaction as a reverse merger and re-capitalization, KL was the surviving entity for accounting purposes and its assets and liabilities are recorded at their historical carrying amounts with no goodwill or other intangible assets recorded as a result of the accounting merger with the Company. As part of the acquisition, the Company changed its name to China Bilingual Technology & Education Group Inc. Since the ownership of KL and its Subsidiaries was substantially the same, the merger with each was accounted for as a transfer of equity interests between entities under common control, whereby the acquirer recognized the assets and liabilities of each Subsidiary transferred at their carrying amounts. The reorganization was treated similar to the pooling of interest method with carry over basis.

On August 31, 2011, the Company’s entered into an Equity Transfer Agreement and purchased all of the outstanding equity of Shanxi Rising Education Investment Company Limited (the “Investment Company”) from the equity holders (the “Sellers”) for a total purchase consideration of RMB 690,000,000 (approximately $108,226,806). The acquisition of the Investment Company was accounted for as a business combination under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).

Prior to closing the Equity Transfer Agreement, the Company became involved in the operations of the Shanxi South Campus in the spring of 2011. With the consent of the Investment Company, the Company assisted in the operations, accounting and promotion of the school to attract more and better students for the 2011-2012 school year. Some of these responsibilities included collecting prepaid tuition, room & board and other school fees (“School Fees”) in advance of the school year, which combined with better operations, higher tuition rates and an increase in enrollment led to an increase in deferred revenue at August 31, 2011. The Company’s involvement at the Shanxi South Campus was under the direction of Investment Company management until it assumed control of the Investment Company on August 31, 2011, in accordance with the Equity Transfer Agreement.

The Company ceased filing reports with the SEC in 2012 and appears to have ceased operations at that time. Its corporate charter was revoked. This resulted in a Nevada Court Custodianship Proceeding from May 19, 2016 through April 4, 2018. While the Company was reinstated with the Nevada Secretary of State (NVSOS) on September 26, 2016, it did not file the Annual List the NVSOS that was due on March 13, 2018. This again resulted in revocation of the Company’s corporate charter a year later. Other than these facts, no information is available concerning the Company’s former business after the 11/30/2012 Form 10Q.

Bauman & Associates Law Firm (“Bauman”) was appointed custodian of the Company on March 31, 2020.

As disclosed in the Company’s final 11/30/2012 Form 10-Q, filed January 14, 2013, the Company, as of November 30, 2012, reported approximately $87 million of liabilities (as well as $142 million of assets). As reported in the 10-Q , all of the Company’ s operations were in the Peoples Republic of China and, hence, were through the above-referenced subsidiaries. The Company owed approximately $41 million in remaining payments for acquisition indebtedness of the China Rising School, with the last payment due August 31, 2014.

On August 31, 2020, Bauman & Associates Law Firm (“Bauman”) provided a debt extinguishment opinion to the Company on August 31, 2020 opining that, based on a reading of the Company’ s SEC filings, the above-referenced liabilities (as well as the reported offsetting assets) carried on the Company’s November 30, 2012 balance sheet, were not liabilities (or assets) of the Company in a legal sense, but were liabilities (or assets) of the various Chinese subsidiaries. These liabilities (and assets) were consolidated onto the balance sheet of the Company as required by GAAP. Bauman was informed that these are discontinued operations and, therefore, were no longer consolidated with the Company’ s liabilities and assets as of March 31, 2018. Bauman further advised that an additional payable for acquisition of China Rising School was time- barred under the six-year Nevada statute of limitations for written contracts.

During the quarter ended November 30, 2020, Barbara McIntyre Bauman, the Company’s President, Secretary and Treasurer, paid expenses on behalf of the Company totaling $3,225 to revive the Company’s operations. On September 3, 2020, the Company issued 250,000,000 shares of common stock to Barbara McIntyre Bauman for repayment of this related party debt totaling $3,225.

Pursuant to a term sheet dated January 26, 2021, Sky Direct LLC purchased 250,000,000 shares of common stock from Barbara McIntyre Bauman, triggering a change in control.

On February 1, 2021, Barbara McIntyre Bauman resigned from all positions as an officer and director of the Company and appointed Michael D. Pruitt as CEO, CFO, President, Secretary, Treasurer and sole Director.

On February 26, 2021, the Company entered into an unsecured convertible promissory note with Sky Direct LLC, an entity controlled by the Company’s majority shareholder, Sky Direct LLC. The Company funded $1.000,000 under this note as of November 1,, 2021.

On August 5, 2021, the Company entered a reverse 1 for 75 stock split.

On October 5, 2021, the Company entered into an unsecured convertible promissory note with Seacor Capital, Inc. The Company funded $550,000 under this note as of November 1, 2021.

Between September 30, 2021 and October 12, 2021, the Company entered a series of transactions related to DrivenIQ Corporation and one of its primary shareholders. The Company acquired 45% of the common stock of DrivenIQ from one of the founders for $460,000 and has loaned DrivenIQ $790,000 on a 3 year secured note that has an interest rate of 5%. Interest is paid quarterly. It is anticipated that the $790,000 note will be converted into DrivenIQ preferred stock as part of the next round of Capstone’s investment in DrivenIQ.

Early in March 2022, the Company entered into secured convertible notes with NY Farms Group, LLC and Seacor Capital, Inc. Each lender funded the Company $2,000,000. The terms of the notes include an Original Issue discount of 7.5%, an interest rate of 7.5% and warrants to purchase shares of Company common stock equivalent to 50% of the value of the Note and with an exercise price $1.00 per share. An additional $250,000 has been received under the same terms in early April 2022 from EROP Enterprises, LLC. An additional $5,000,000 was raised from Arena Investors, LP during May 2022, under the same terms.

In addition, the Company sold $5,000,000 of preferred stock during May 2022 to Arena Investors, LP. The preferred stock is convertible into 5,375,000 common shares, has a dividend of 7.5% per year and has warrants to purchase 2,687,500 shares of company common stock at an exercise price of $1.00 per share.

Between September 30, 2021 and October 12, 2021, the Company entered a series of transactions related to DrivenIQ Corporation and one of its primary shareholders. The Company acquired 45% of the common stock of DrivenIQ and has loaned DrivenIQ $790,000 on a 3 year secured note.

Early in March 2022, the Company entered into secured convertible notes with NY Farms, LLC and Seacor Capital, Inc. Each company funded the Company $2,000,000. The terms of the notes include an Original Issue discount of 7.5%, and interest rate of 7.5% and warrants to purchase shares of Company common stock equivalent to 50% of the value of the Note and with an exercise price $1.00 per share. An additional $250,000 has been received under the same terms in early April. An additional $5,000,000 was raised under the same terms during May. In addition, the Company sold $5,000,000 of preferred stock during May. The preferred stock is convertible into 5,375,000 common shares, has a dividend of 7.5% per year and has warrants to purchase 2,687,500 shares of company common stock at an exercise price of $1.00 per share. The Company invested $5,000,000 of the proceeds of these notes into DrivenIQ via a SAFE (Simple Agreement for Future Equity). The Company has not finalized the equity agreements with DrivenIQ as of the filing of this report.  DrivenIQ used the proceeds of the SAFE to make an acquisition and for working capital. The terms of the SAFE agreement require DrivenIQ to issue shares of Preferred stock to the Company when an Equity Financing for DrivenIQ is completed. There is no interest accrued on the advances and the pre-money valuation and the terms of the Preferred stock have not been finalized.

As of February 28, 2023, the company had a cash balance of $2.2 million dollars. It is anticipated that this cash will be used to complete the DrivenIQ stock purchase and to service the quarterly interest payments on the notes payable.

The table below summarizes all of the outstanding notes and accrued interest as of 2/28/23.

Date of Note Issuance	Outstanding Balance ($)	Principal Amount at Issuance ($)	Interest Accrued ($)	Maturity Date	Conversion Terms (e.g. pricing mechanism for determining conversion of instrument to shares)	Name of Noteholder (entities must have individual with voting / investment control disclosed).	Reason for Issuance (e.g. Loan, Services, etc.)
3/1/21	$1,000,000	$1,000,000	$124,701 Rate 8% per year	2/26/2024	Principal Amount plus all accrued but unpaid Interest into Common Stock at a fixed conversion price per share equal to $0.225	Sky Direct, LLC (Controlled by Steve Apolant)	Loan
10/5/21	$550,000	$550,000	$61,500 Rate 8% per year Interest Accrued	10/5/2024	Principal Amount plus all accrued but unpaid Interest into Common Stock at a fixed conversion price per share equal to $0.225	Seacor Capital Inc. (Controlled by Lisa Ficarra)	Loan
1-Mar-22	$2,150,000	$2,150,000	$163,042 Rate 7.5% per year Paid Quarterly	1-Mar-24	Principal Amount plus all accrued but unpaid Interest into Common Stock at a fixed conversion price per share equal to $1.00	NY Farms, LLC (Controlled by Steve Apolant)	Loan
3-Mar-22	$2,150,000	$2,150,000	$162,191 Rate 7.5% per year Paid Quarterly	3-Mar-24	Principal Amount plus all accrued but unpaid Interest into Common Stock at a fixed conversion price per share equal to $1.00	Seacor Capital Inc. (Controlled by Lisa Ficarra)	Loan
4-Apr-22	$268,750	$268,750	$18,476 Rate 7.5% per year Paid Quarterly	4-Apr-24	Principal Amount plus all accrued but unpaid Interest into Common Stock at a fixed conversion price per share equal to $1.00	EROP Enterprises, LLC (Controlled by Vince Sbarra)	Loan
27-May-22	$5,350,000	$5,350,000	$63,828 Rate 7.5% per year Paid Quarterly	27-May-24	Principal Amount plus all accrued but unpaid Interest into Common Stock at a fixed conversion price per share equal to $1.00	Arena Investors, LP (Controlled by Lawrence Cutler)	Loan

The table below summarizes all of the warrants associated with the issuance of the notes and the sale of the preferred stock.

Date of Transaction	Transaction type (e.g. new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Value of shares issued ($/per share) at Issuance	Individual/ Entity Shares were issued to (entities must have individual with voting / investment control disclosed).	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of Services Provided
1-Mar-22	Warrant Issue (See Note Below)	1.075 million	Warrant	$1.00 / Share	NY Farms, LLC (Controlled by Steve Apolant)	5 year Common Stock Warrants issued in conjunction with Note Agreements
3-Mar-22	Warrant Issue (See Note Below)	1.075 million	Warrant	$1.00 / Share	Seacor Capital Inc. (Controlled by Lisa Ficarra)	5 year Common Stock Warrants issued in conjunction with Note Agreements
4-Apr-22	Warrant Issue (See Note Below)	134,375	Warrant	$1.00 / Share	EROP Enterprises, LLC (Controlled by Vince Sbarra)	5 year Common Stock Warrants issued in conjunction with Note Agreements
27-May-22	Warrant Issue (See Note Below)	2.688 million	Warrant	$1.00 / Share	Arena Investors, LP (Controlled by Lawrence Cutler)	5 year Common Stock Warrants issued in conjunction with Note Agreements
27-May-22	Preferred Stock Issue	5.375 million	Preferred	$1.00 / Share	Arena Investors, LP (Controlled by Lawrence Cutler)	New Issue, convertible into common stock at $1.00 per share and includes a dividend of
27-May-22	Warrant Issue	2.688 million	Warrant	$1.00 / Share	Arena Investors, LP (Controlled by Lawrence Cutler)	5 year Common Stock Warrants issued in conjunction with Preferred Stock

Liquidity and Capital Resources

As of February 28, 2023 we had $2,483,191 in current assets, including $2,433,702 in cash, compared to $5,456,450 in current assets, including $5,442,607 in cash, at August 31, 2022. Current liabilities at February 28, 2023, totaled $2,470,731 compared to $2,052,285, at August 31, 2022. The decrease in current assets from August 31, 2022 to February 28, 2023 is primarily due to decreases in: cash of $3,008,905 The increase in current liabilities from August 31, 2022 to February 28, 2023, of approximately $318,000, is primarily due to the increase in accrued interest on notes and accounts payable and accrued liabilities of $235,000 and $183,000 respectively. We anticipate over the next 12 months the cost of being a reporting public company will be approximately $250,000.

We are currently issuing shares under the S-1 offering but expect to raise additional proceeds with debt securities, and/or more loans, however if sufficient funding is not available, we would be required to cease business operations. As a result, investors would lose all of their investment.

We anticipate our short-term liquidity needs to be approximately $6,800,000 which will be used to satisfy certain of our anticipated liabilities for completion of the DrivenIQ transaction. To meet these needs, we intend to utilize the cash on hand and extend the maturity dates on certain existing liabilities.

Additionally, we will have to meet all the financial disclosure and reporting requirements associated with being a publicly reporting company. Our management will have to spend additional time on policies and procedures to make sure it is compliant with various regulatory requirements, especially that of Section 404 of the Sarbanes-Oxley Act of 2002. This additional corporate governance time required of management could limit the amount of time management has to implement the business plan and may impede the speed of its operations.

Results of Operations

Years Ended August 31, 2022 and 2021

Net Revenues

For the years ended August 31, 2022 and 2021, our business had no sales.

Gross Profits

For the years ended August 31, 2022 and 2021, our business had no gross profit.

Management Compensation

For the years ended August 31, 2022 and 2021, our business had management compensation of $87,018 and $17,622, respectively.

General and Administrative Expenses

For the years ended August 31, 2022 and 2021, our business had general and administrative expenses of $305,047 and $25,070, respectively. For the twelve months ended August 31, 2022 general and administrative expenses increased by $279,977 primarily due to higher professional fees and management costs to begin the execution of the company’s business plan.

Six Months Ended February 28, 2023 and 2022

Net Revenues

For the six months ended February 28, 2023 and 2022, our business had no sales.

Gross Profits

For the six months ended February 28, 2023 and 2022, our business had no gross profit.

Management Compensation

For the six months ended February 28, 2023 and 2022, our business had management compensation of $50,832 and $41,004, respectively.

General and Administrative Expenses

For the six months ended February 28, 2023 and 2022, our business had general and administrative expenses of $170,602 and $80,163, respectively. For the six months ended February 28, 2023 general and administrative expenses increased primarily due to higher professional fees and management costs to continue the execution of the company’s business plan.

Government Regulations

We are subject to federal, state, provincial and local laws and regulations concerning business activities in general, including the laws of the state of Nevada. Our operations may be affected from time to time in varying degrees by domestic political developments, and federal and state laws.

Employees

As of February 28, 2023, the Company has no full time or part time employees, other than its officer and director.

Contractual Obligations

The Company is not party to any contractual obligations other than indicated in Notes 5 and 6.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements other than as described above.

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Income taxes are one such critical accounting policy. Income taxes are recorded on an accrual basis of accounting based on tax positions taken or expected to be taken in a tax return. A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not (i.e., likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if all or some portion, of such assets will more than likely not be realized. Should they occur, our policy is to classify interest and penalties related to tax positions as income tax expense. Since our inception, no such interest or penalties have been incurred.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In connection with the preparation of the financial statements, we are required to make assumptions and estimates about future events that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumption and estimate on historical experience and other factors that management believes are relevant at the time our financial statements are prepared. On a periodic basis, management reviews the accounting policies, assumptions and estimates to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from the estimates and assumptions, and such differences could be material.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. In the opinion of management, the condensed financial statements included herein contain all adjustments necessary to present fairly the Company’s financial position and the results of its operations and cash flows for the periods presented. Such adjustments are of a normal recurring nature.

Cash

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At times, the Company’s cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition.

Impairment of Long-Lived Assets

The Company’s long-lived assets (consisting primarily of the fixed assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Through February 28, 2023, the Company had not experienced impairment losses on its long-lived assets.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation and amortization. Routine maintenance and repairs and minor replacement costs are charged to expense as incurred, while expenditures that extend the life of these assets are capitalized. Depreciation and amortization are provided for in amounts sufficient to write off the cost of depreciable assets to operations over their estimated service lives. The Company uses the straight-line method of depreciation method for both financial reporting and tax purposes. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation and amortization will be removed from the accounts and the resulting profit or loss will be reflected in the statement of income. The estimated lives used to determine depreciation and amortization are:

Software	2-3 Years
Office Equipment	3-7 Years
Furniture and fixtures	8 Years
Waste and Recycling Equipment	5 Years
Leasehold Improvements	Varies by Lease
Service Equipment	5 Years

Leases

The Company leases an office in Charlotte, North Carolina, out of which the officer and director works.

Deferred Financing Policy

The Company presents deferred financing costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense.

Capital Leases

Assets under capital leases are capitalized using interest rates determined at the inception of each lease and are depreciated over either the useful life of the asset or the lease term, as appropriate, on a straight-line basis. The present value of the related lease payments is recorded as a debt obligation.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery of product has met the criteria established in the arrangement or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. This occurs when the services are completed in accordance with the contracts we have with clients. In connection with our products and services arrangements, when we are paid in advance, these amounts are classified as deferred revenue and recognized as revenue in the period the services were performed. For managed service fees, we require that payment be received on the first day of the service month. For repairs, maintenance and construction open-top services, we bill in arrears and include those billings in unbilled revenue on the accompanying balance sheets. Certain revenue-producing transactions are subject to taxes, such as sales tax, assessed by governmental authorities. Sales tax is recorded as a liability until it is paid to the state agency for which the services were collected.

Deferred Revenue

Prepayments from customers before the period in which service is delivered are recorded as deferred revenue.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The fair value of the Company’s current assets and current liabilities approximate their carrying values due to their short-term nature.

Income Taxes

We record a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although we believe that we have adequately reserved for our uncertain tax positions, we can provide no assurance that the final tax outcome of these matters will not be materially different. We make adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and operating results.

Recent Accounting Pronouncements

In February 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-02, Leases (Topic 842). ASU 2017-02 impacts any entity that enters into a lease with some specified scope exceptions. The new standard establishes a right-of-use (ROU) model that requires the lessee to record a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either a finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The guidance updates and supersedes Topic 840, Leases. For public entities, ASU 2017-02 is effective for fiscal years, and interim periods with those years, beginning after December 15, 2018 and early adoption is permitted. A modified retrospective transition approach is required for leases existing at, or entered into after the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company has not yet implemented this guidance. However, based on the Company’s current operating lease arrangements, the Company does not expect adoption of this standard to have a material impact on its financial statements based on current obligations.

In August 2017, the FASB issued ASU No. 2017-15, Statement of Cash Flows (Topic 230). This standard addresses the classification of eight specific cash flow issues with the objective of reducing the existing diversity in practice. ASU 2017-15 will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact of this new guidance on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350). This standard simplifies how an entity is required to test for goodwill impairment. ASU 2017-04 will be effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted after January 1, 2017. We are currently evaluating the impact of this new guidance on our consolidated financial statements.

Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings.

The Company is not presently involved in any other legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business, in the next 12 months.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of February 28, 2023, the Capstone Technologies Group, Inc. had no full-time employees, who were not an executive officer of the Company, and no part-time employees.

The following table presents information with respect to our officers, directors and significant employees as of February 28, 2023:

Name of Officer/Director and Control Person	Affiliation with Company (e.g. Officer/Director/Owner of more than 5%)	Residential Address (City / State Only)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding(1)	Note
Michael D Pruitt	President, and Secretary/Treasurer	Charlotte, NC	1,000,000	Common	18.29%	1, 2

1.)	Based on total shares issued and outstanding of 5,466,570.
2.)	Shares owned in the name of Avenel Financial Group, Inc., which is beneficially owned and controlled by Michael D. Pruitt.

Our directors hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Biographical Information Regarding Officers and Directors

Michael D. Pruitt, Chief Executive Officer, Chief Financial Officer, Director, President, Secretary, Treasurer of the Company since January of 2021.

Michael Pruitt, age 61, founded Avenel Financial Group in 1999, a boutique merchant banking firm concentrating on value-oriented investments both public and private on behalf of 40 families. Mr. Pruitt formed Amergent Hospitality Group, Inc (formerly Chanticleer Holdings, Inc), which commenced operations in June 2005 with him as Chairman of the Board of Directors and CEO, roles he continues to serve today. In January 2011, Mr. Pruitt became a director of the board of Hooters of America, LLC and served in that capacity until May 2019. He was an early investor/board member in Appalachian Mountain Brewery which was sold to Craft Brew Alliance (Nasdaq:BREW) in 2018. Mr. Pruitt received a Bachelor of Arts degree from Coastal Carolina University in Conway, South Carolina, where he played on the 1982 and 83 World Series Baseball teams. Today he sits on the Board of Visitors of the E. Craig Wall Sr. College of Business Administration, the Coastal Education Foundation Board (Endowment Investment Committee), and the Athletic Committee of the Board of Trustees. Mr. Pruitt also currently serves on the boards of the following public companies; United States Basketball League (OTC) since June 2021, IMAC Holdings, Inc. (Nasdaq) since November 2020, and Fresh Vine Wine, Inc. (NYSE) since December of 2021. He also served on the board of Optimus Healthcare, Inc. (OTC) from December 2020 to August of 2022. In addition, he founded and currently serves on the board of Chanticleer Foundation, Inc. and the Co/Investor Club.

None of our officers or directors are directors in any other U.S. reporting companies nor have they been affiliated with any company that has filed for bankruptcy within the last ten years. The Company is not aware of any proceedings to which they or their associates is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Executive Compensation

Compensation of Officers

Option award compensation is the fair value for stock options vested during the period, a notional amount estimated at the date of the grant using the Black-Scholes option-pricing model. The actual value received by the executives may differ materially and adversely from that estimated. A summary of cash and other compensation paid in accordance with management consulting contracts for our Principal Executive Officer and other executives for the most recent two years is as follows:

Executive Compensation

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Michael D. Pruitt, President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director	2022	$57,500	0	0	0	0	0	0	$57,500
	2021	$22,846	0	0	0	0	0	0	$22,846

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Employment Contracts

Michael D. Pruitt does not have a written employment contract at this time.

Stock Incentive Plan

In the future, we may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan, should one be established, have not been decided yet. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of one director, who is our CEO. As such, our director is not “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future, but have not done so as of the date of this Prospectus. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members, with the exception of reimbursing and board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Nevada law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are attached to this Prospectus.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 28, 2023. None of our Officers or Directors are selling stock in this Offering.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to Shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Common Stock. Percentage of beneficial ownership before the offering is based on 5,466,570 Shares of Common Stock outstanding as of February 28, 2023.

Name of Officer/Director and Control Person	Affiliation with Company (e.g. Officer/Director/Owner of more than 5%)	Residential Address (City / State Only)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding(1)	Note
Sky Direct LLC	Owner of more than 5%	Brookeville, NY	3,333,333	Common	60.98%	2
Michael D Pruitt	President, and Secretary/Treasurer	Charlotte, NC	1,000,000		18.29%	3
Clinton Stokes	Owner of more than 5%	Newberry Park, CA	491,333	Common	8.99%	N/A
Ren Zhiqing	Owner of more than 5%	Taiyuan City, China	272,000	Common	4.98%	N/A

1.) Based on total shares issued and outstanding of 5,466,570.
2.) Purchased the shares previously owned by Barbara McIntyre Bauman. Steve Apolant of Brookeville, NY is the sole director and officer of Sky Direct LLC, located at 98 Cuttermill Road, Suite 441S, Great Neck, NY 11021.
3.) Shares owned in the name of Avenel Financial Group, Inc., which is beneficially owned and controlled by Michael D. Pruitt.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

RELATED PARTY TRANSACTIONS

During the quarter ended November 30, 2020, Barbara McIntyre Bauman, the Company’s President, Secretary and Treasurer, paid expenses on behalf of the Company totaling $3,225 to revive the Company’s operations. On September 3, 2020, the Company issued 250,000,000 shares of common stock to Barbara McIntyre Bauman for repayment of this related party debt totaling $3,225.

Sky Direct LLC is the largest shareholder of the Company’s common stock. In addition, the company owes Sky Direct $1,000,000 with an interest rate of 8% on a convertible note. At February 28, 2023 the company owed Sky Direct $124,701 in interest. The note is convertible into common stock at a rate of $.225 per share. No payments of interest or principal have been made on this note.

The Company has not engaged or otherwise worked with any “promoters” within the past five years, as that term is defined under the Securities Act of 1933, Rule 405, 17 C.F.R. § 230.405.”

SECURITIES BEING OFFERED

The Company is offering Shares of its Common Stock. Except as otherwise required by law, the Company’s Articles of Incorporation or Bylaws, each Shareholder shall be entitled to one vote for each Share held by such Shareholder on the record date of any vote of Shareholders of the Company. The Shares of Common Stock, when issued, will be fully paid and non-assessable. Since it is anticipated that at least for the next 12 months the majority of the Company’s voting power will be held by Management through their combined beneficial ownership of [SHARES OWNED BY MANAGEMENT] shares of Common Stock, the holders of Common Stock issued pursuant to this Prospectus should not expect to be able to influence any decisions by management of the Company through the voting power of such Common Stock.

The Company does not expect to create any additional classes of Common Stock during the next 12 months, but the Company is not limited from creating additional classes which may have preferred dividend, voting and/or liquidation rights or other benefits not available to holders of its common stock.

The Company does not expect to declare dividends for holders of Common Stock in the foreseeable future. Dividends will be declared, if at all (and subject to rights of holders of additional classes of securities, if any), in the discretion of the Company’s Board of Directors. Dividends, if ever declared, may be paid in cash, in property, or in shares of the capital stock of the Company, subject to the provisions of law, the Company’s Bylaws and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sums as the Board of Directors, in its absolute discretion, deems proper as a reserve for working capital, to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the Company, or for such other purposes as the Board of Directors shall deem in the best interests of the Company.

The minimum subscription that will be accepted from an investor is $25,000.00 for the purchase of 8,333 Shares (the ‘Minimum Subscription’).

A subscription for $25,000.00 or more in the Shares may be made only by tendering to the Company the executed Subscription Agreement (electronically or in writing) delivered with the subscription price in a form acceptable to the Company, via check or wire/ACH. The execution and tender of the documents required, as detailed in the materials, constitutes a binding offer to purchase the number of Shares stipulated therein and an agreement to hold the offer open until the Expiration Date or until the offer is accepted or rejected by the Company, whichever occurs first.

Once the minimum number of shares is sold, the Company can hold its first closing and funds can be released to the Company.

The Company reserves the unqualified discretionary right to reject any subscription for Shares, in whole or in part. If the Company rejects any offer to subscribe for the Shares, it will return the subscription payment, without interest or reduction. The Company’s acceptance of your subscription will be effective when an authorized representative of the Company issues you written or electronic notification that the subscription was accepted.

There are no liquidation rights, preemptive rights, conversion rights, redemption provisions, sinking fund provisions, impacts on classification of the Board of Directors where cumulative voting is permitted or required related to the Common Stock, provisions discriminating against any existing or prospective holder of the Common Stock as a result of such Shareholder owning a substantial amount of securities, or rights of Shareholders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class defined in any corporate document as of the date of filing. The Common Stock will not be subject to further calls or assessment by the Company. There are no restrictions on alienability of the Common Stock in the corporate documents other than those disclosed in this Prospectus. The Company has engaged Transfer Online to serve as the transfer agent and registrant for the Shares. For additional information regarding the Shares, please review the Company’s Bylaws, which are attached to this Prospectus.

DISQUALIFYING EVENTS DISCLOSURE

Recent changes to S-1 promulgated under the Securities Act prohibit an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer’s outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer’s interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain “Disqualifying Events” described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. The Company is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Company. The Company believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of the no such Disqualifying Events.

It is possible that (a) Disqualifying Events may exist of which the Company is not aware and (b) the SEC, a court or other finder of fact may determine that the steps that the Company has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Company may lose its ability to rely upon exemptions under S-1, and, depending on the circumstances, may be required to register the Offering of the Company’s Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in the Offering.

ERISA CONSIDERATIONS

Trustees and other fiduciaries of qualified retirement plans or IRAs that are set up as part of a plan sponsored and maintained by an employer, as well as trustees and fiduciaries of Keogh Plans under which employees, in addition to self-employed individuals, are participants (together, “ERISA Plans”), are governed by the fiduciary responsibility provisions of Title 1 of the Employee Retirement Income Security Act of 1974 (“ERISA”). An investment in the Shares by an ERISA Plan must be made in accordance with the general obligation of fiduciaries under ERISA to discharge their duties (i) for the exclusive purpose of providing benefits to participants and their beneficiaries; (ii) with the same standard of care that would be exercised by a prudent man familiar with such matters acting under similar circumstances; (iii) in such a manner as to diversify the investments of the plan, unless it is clearly prudent not do so; and (iv) in accordance with the documents establishing the plan. Fiduciaries considering an investment in the Shares should accordingly consult their own legal advisors if they have any concern as to whether the investment would be inconsistent with any of these criteria.

Fiduciaries of certain ERISA Plans which provide for individual accounts (for example, those which qualify under Section 401(k) of the Code, Keogh Plans and IRAs) and which permit a beneficiary to exercise independent control over the assets in his individual account, will not be liable for any investment loss or for any breach of the prudence or diversification obligations which results from the exercise of such control by the beneficiary, nor will the beneficiary be deemed to be a fiduciary subject to the general fiduciary obligations merely by virtue of his exercise of such control. On October 13, 1992, the Department of Labor issued regulations establishing criteria for determining whether the extent of a beneficiary’s independent control over the assets in his account is adequate to relieve the ERISA Plan’s fiduciaries of their obligations with respect to an investment directed by the beneficiary. Under the regulations, the beneficiary must not only exercise actual, independent control in directing the particular investment transaction, but also the ERISA Plan must give the participant or beneficiary a reasonable opportunity to exercise such control, and must permit him to choose among a broad range of investment alternatives.

Trustees and other fiduciaries making the investment decision for any qualified retirement plan, IRA or Keogh Plan (or beneficiaries exercising control over their individual accounts) should also consider the application of the prohibited transactions provisions of ERISA and the Code in making their investment decision. Sales and certain other transactions between a qualified retirement plan, IRA or Keogh Plan and certain persons related to it (e.g., a plan sponsor, fiduciary, or service provider) are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of a qualified retirement plan, IRA or Keogh Plan may cause a wide range of persons to be treated as parties in interest or disqualified persons with respect to it. Any fiduciary, participant or beneficiary considering an investment in Shares by a qualified retirement plan IRA or Keogh Plan should examine the individual circumstances of that plan to determine that the investment will not be a prohibited transaction. Fiduciaries, participants or beneficiaries considering an investment in the Shares should consult their own legal advisors if they have any concern as to whether the investment would be a prohibited transaction.

Regulations issued on November 13, 1986, by the Department of Labor (the “Final Plan Assets Regulations”) provide that when an ERISA Plan or any other plan covered by Code Section 4975 (e.g., an IRA or a Keogh Plan which covers only self-employed persons) makes an investment in an equity interest of an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the underlying assets of the entity in which the investment is made could be treated as assets of the investing plan (referred to in ERISA as “plan assets”). Programs which are deemed to be operating companies or which do not issue more than 25% of their equity interests to ERISA Plans are exempt from being designated as holding “plan assets.” Management anticipates that we would clearly be characterized as an “operating” for the purposes of the regulations, and that it would therefore not be deemed to be holding “plan assets.”

Classification of our assets of as “plan assets” could adversely affect both the plan fiduciary and management. The term “fiduciary” is defined generally to include any person who exercises any authority or control over the management or disposition of plan assets. Thus, classification of our assets as plan assets could make the management a “fiduciary” of an investing plan. If our assets are deemed to be plan assets of investor plans, transactions which may occur in the course of its operations may constitute violations by the management of fiduciary duties under ERISA. Violation of fiduciary duties by management could result in liability not only for management but also for the trustee or other fiduciary of an investing ERISA Plan. In addition, if our assets are classified as “plan assets,” certain transactions that we might enter into in the ordinary course of our business might constitute “prohibited transactions” under ERISA and the Code.

Under Code Section 408(i), as amended by the Tax Reform Act of 1986, IRA trustees must report the fair market value of investments to IRA holders by January 31 of each year. The Service has not yet promulgated regulations defining appropriate methods for the determination of fair market value for this purpose. In addition, the assets of an ERISA Plan or Keogh Plan must be valued at their “current value” as of the close of the plan’s fiscal year in order to comply with certain reporting obligations under ERISA and the Code. For purposes of such requirements, “current value” means fair market value where available. Otherwise, current value means the fair value as determined in good faith under the terms of the plan by a trustee or other named fiduciary, assuming an orderly liquidation at the time of the determination. We do not have an obligation under ERISA or the Code with respect to such reports or valuation although management will use good faith efforts to assist fiduciaries with their valuation reports. There can be no assurance, however, that any value so established (i) could or will actually be realized by the IRA, ERISA Plan or Keogh Plan upon sale of the Shares or upon liquidation of us, or (ii) will comply with the ERISA or Code requirements.

The income earned by a qualified pension, profit sharing or stock bonus plan (collectively, “Qualified Plan”) and by an individual retirement account (“IRA”) is generally exempt from taxation. However, if a Qualified Plan or IRA earns “unrelated business taxable income” (“UBTI”), this income will be subject to tax to the extent it exceeds $1,000 during any fiscal year. The amount of unrelated business taxable income in excess of $1,000 in any fiscal year will be taxed at rates up to 36%. In addition, such unrelated business taxable income may result in a tax preference, which may be subject to the alternative minimum tax. It is anticipated that income and gain from an investment in the Shares will not be taxed as UBTI to tax exempt shareholders, because they are participating only as passive financing sources.

EXPERTS

The audited financial statements of, Capstone Technologies Group, Inc. for the years ended August 31, 2022 and 2021 included in this registration statement have been so included in reliance upon the report of BF Borgers CPA PC an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Matheau J. W. Stout, Esq., of Hunt Valley, Maryland, will issue to Capstone Technologies Group, Inc. its opinion regarding the legality of the common stock being offered hereby. Matheau J. W. Stout, Esq. has consented to the references in this prospectus to his legal opinion.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov .

Upon effectiveness of the registration statement of which this prospectus is a part, we will be subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Capstone Technologies Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Capstone Technologies Group, Inc. (the “Company”) as of August 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2021

Lakewood, CO

November 29, 2022

F-1

CAPSTONE TECHNOLOGIES GROUP, INC.

BALANCE SHEETS

(Audited)

	31-Aug-22	31-Aug-21

ASSETS
Current Assets
Cash	$5,442,607	$126,622
Interest Receivable	9,870	-
Due from related parties	3,973	30,052
Total Current Assets	5,456,450	156,674

Investments
Notes Receivable	1,340,051
Equity Investments	8,485,000	-
Total Investments	9,825,051	-

TOTAL ASSETS	$15,281,501	$156,674

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES
Current Liabilities
Accounts payable and Other Accrued Liabilities	$135,015	$16,245
Accrued Payroll	2,722	1,580
Accrued Interest	364,548	10,082
Current Portion -Convertible Notes Payable	1,550,000	250,000
Total Current Liabilities	2,052,285	277,907

Long Term Liabilities
Non-Current Portion -Convertible Notes Payable	7,070,627	-

Total Liabilities	9,122,912	277,907

STOCKHOLDERS’ DEFICIT
Convertible Preferred Stock, Series B: $1.00 stated value; authorized 10,750,000 shares; 5,375,000 issued and outstanding at August 31, 2022 zero issued and outstanding at August 31, 2021	5,375,000	-
Common stock, $.001 par value; 500,000,000 shares authorized; 5,466,570 shares issued and outstanding at August 31, 2022 and 4,466,570 sharea issued and outstanding at August 31, 2021, repectively	5,466	4,466
Additional paid-in capital	2,942,738	284,039
Accumulated deficit	(2,164,615)	(409,738)
Total Stockholders’ Equity	6,158,589	(121,233)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$15,281,501	$156,674

The accompanying notes are an integral part of these audited financial statements

F-2

CAPSTONE TECHNOLOGIES GROUP, INC.

STATEMENT OF OPERATIONS

(Audited)

	For te twelve months ended 8/31/22	For the twelve months ended 8/31/21

Revenue	$-	$-
Total Revenue	-	-

Expenses
Professional fees	278,610	21,957
Payroll related	87,018	17,622
Office Expenses	26,437	3,113
Total Operating Expenses	392,065	42,692

Interest Expense	(1,294,706)	(5,041)
Investment Distribution	1,106
Interest Income	38,288	-

Series B Preferred Stock Dividend	(107,500)	-

Net Loss Attributable to Common Stockholders	$(1,754,877)	$(47,733)

PER SHARE AMOUNTS
Basic and diluted earnings per share	$(0.35)	-

Weighted average number of common shares outstanding - basic and diluted	5,000,817	309,382,470

The accompanying notes are an integral part of these audited financial statements

F-3

CAPSTONE TECHNOLOGIES GROUP, INC.

STATEMENT OF CASH FLOWS

(Audited)

	For the twelve months ended 8/31/22	For the twelve months ended 8/31/21

Cash Flow from Operating Activities
Net loss for the twelve months	$(1,754,877)	$(47,733)

Adjustments to reconcile net loss to net cash flows used in operating activities:
Amortization of debt discount	$901,047

Increase (Decrease) in operating assets and liabilities:
Increase (Decrease) in accrued liabilities	355,608	7,552
(Increase) Decrease in prepaid expenses
Increase (Decrease) in related party payable		(16,302)
Increase (Decrease) in accounts payable	118,770	(550)
Net Cash Used in Operating Activities	(379,452)	(57,033)

Cash Flow from Investing Activities
Net cash provided by (used in) investing activities	(9,834,921)	-

Cash Flows from Financing Activities
Conversion of related party payable	-	3,225
Increase in notes payable	11,243,750	250,000
Original issue discount on notes payable	(3,521,636)
Sale of Preferred Stock	5,375,000
Original issue discount on Preferred Stock	(1,920,314)
Valuation of Warrants granted	4,326,479
Decrease in advance to related party	26,079	(25,000)
Received from related parties for Common Stock	1,000
Foregivness of related party payable		16,302
Received from related parties		(952)
Net Cash Provided by Financing Activities	15,530,358	243,575

Net increase (decrease) in cash, cash equivalents, and restricted cash	5,315,985	186,542
Cash, cash equivalents, and restricted cash at beginning of the year	126,622	-
Cash, cash equivalents, and restricted cash at end of the period	$5,442,607	$186,542

Supplemental Disclosure of Interest and Income Taxes Paid:
Interest paid during the period	$39,193.00	$-
Income taxes paid during the period	$-	$-

Non-Cash Financing and Investing Activities:
Conversion of related party payable	$-	$3,225
Forgiveness of related party payable	$-	$16,302

The accompanying notes are an integral part of these audited financial statements

F-4

CAPSTONE TECHNOLOGIES GROUP, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

(Audited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at August 31, 2020			84,980,740	$84,981	$183,997	$(286,782)	$(17,804)

Conversion of related party payable			250,000,000	$250,000	$(246,775)		$3,225
Forgivenesss of related party payable					16,302		16,302
Reverse Stock Split (75 for 1)			(330,514,170)	$(330,515)	330,515
Net loss for the year ended August 31, 2021						(122,956)	(122,956)

Balance at August 31, 2021	-	$-	4,466,570	$4,466	$284,039	$(409,738)	$(121,233)

Stock Issuance			1,000,000	$1,000			$1,000
Issuance of Preferred Stock	5,375,000	$5,375,000			$(1,667,780)		$3,707,220
Issuance of warrants					$4,326,479		$4,326,479
Net loss for the twelve months ended August 31, 2022						$(1,754,877)	$(1,754,877)

Balance at August 31, 2022	5,375,000	$5,375,000	5,466,570	$5,466	$2,942,738	$(2,164,615)	$6,158,589

The accompanying notes are an integral part of these audited financial statements

F-5

CAPSTONE TECHNOLOGIES GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

August 31, 2022

(Audited)

NOTE 1 - ORGANIZATION AND OPERATIONS

The Company was originally incorporated in the State of Nevada on March 31, 2009, under the name Designer Export, Inc. On July 1, 2010, the Company changed its name to China Bilingual Technology & Education Group Inc. and on April 24, 2017 the Company changed its name to Capstone Technologies Group, Inc. its current name.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include valuing warrants using Black-Scholes models.

Income Taxes

The Company follows FASB ASC Subtopic 740, Income Taxes, for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.

Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Stock-based Compensation

The Company follows FASB ASC Subtopic 718, Stock Compensation, for accounting for stock-based compensation.

The guidance requires that new, modified and unvested share-based payment transactions with employees, such as grants of stock options and restricted stock, be recognized in the consolidated financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. The Company also follows the guidance for equity instruments issued to consultants.

Basic Loss Per Share

FASB ASC Subtopic 260, Earnings Per Share, provides for the calculation of “Basic” and “Diluted” earnings per share.

Basic earnings per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are on deposit with financial institutions without any restrictions. At August 31, 2022, cash equivalents amounted to $5,442,607.

F-6

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had an accumulated deficit at August 31, 2022 of $2,164,615. This factor among others raises substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – STOCKHOLDERS’ EQUITY

Capital Stock Issued

Authorized Capital Stock

Common Stock

The Company has issued 1,000,000 shares of common stock during the current fiscal year to a company controlled by the Company’s CEO. This stock grant was agreed to when the CEO accepted the position.

During the 3rd quarter of 2022, the Company issued 5,375,000 shares of Series B Convertible Preferred stock.

The Company is authorized to issue 500,000,000 shares of common stock with a par value of $0.001 per share. As of August 31, 2022, 5,466,570 shares were issued and outstanding. On August 5, 2021 a 75 to 1 reverse stock split was effectuated that reduced the number of issued and outstanding shares by 330,514,160.

Series B Convertible Preferred Stock

The Company is authorized to issue 500,000,000 shares of preferred stock with a par value of $0.001 per share and is authorized to issue 10,750,000 shares of Series B Preferred. As of August 31, 2022, 5,375,000 shares were issued and outstanding. On August 31, 2021 there were no outstanding preferred.

Designations, rights and preferences of Series B Preferred:

Stated value: Each share of Series B Preferred had a stated value of $1.00.

Dividend: The Series B Preferred is paid a quarterly dividend of 7.5% per annum.

Redemption: There are triggering events, as defined, that can cause the Series B Preferred to be redeemable at the option of the holder, some of which are outside the control of the Company.

Conversion: At option of holder, the Series B Preferred is convertible into common stock at a rate of one share for each share of Series B Preferred converted. Conversion is subject to a beneficial ownership limitation of 9.99% that can be adjusted upwards by the holder with a 60 day notice.

Liquidation preference Upon any liquidation, dissolution or winding-up of the Company, the holder is entitled to receive out of the assets, whether capital or surplus, an amount equal to 150% of the stated value plus then be entitled to receive the same amount that a holder of common stock would receive if the preferred stock were fully converted.

Voting rights: The holder of Series B Preferred does not have rights to vote. In addition, the approval of the holder of Series B Preferred, is required for certain events and transactions that would change the rights of the Series B Preferred.

F-7

Anti-dilution: The Series B Preferred provides for customary adjustments in the event of dividends or stock splits and anti-dilution protection.

Warrants

At December 31, 2022, the outstanding warrants consisted of the following:

	Number of	Exercise	Expiration
Date Issued	Warrants	Price	Date
01-Mar-22	1,075,000	$1.00	01-Mar-27
04-Mar-22	1,075,000	$1.00	04-Mar-27
04-Apr-22	134,375	$1.00	04-Apr-27
27-May-22	5,375,000	$1.00	27-May-27
	7,659,375

As discussed in this Note 4, and in Note 7, 7,659,375 warrants were granted between March and May of 2022 in connection with the issuance of 7.5% Convertible Notes and the Series B Preferred Stock. These warrants and are equity-classified in the condensed financial statements. Assumptions used in calculating the fair value of the warrants at the issuance date include the following:

Stock price per share	$1.00

Term	5 Years

Expected Volatility	108%

Dividend Yield	-

Risk-free interest rate	1.55% - 2.72%

NOTE 5 – INCOME TAXES

The provision for Federal income tax consists of the following for the year ended August 31, 2022 and 2021:

	For the twelve months ended 8/31/22	For the twelve months ended 8/31/21

Income tax expense (benefit) at statutory rate	(368,524)	(10,024)
Change in valuation allowance	368,524	10,024
Income tax expense	-	-

The cumulative tax effect at the expected rate of 21% and 21% respectively of significant items comprising our net deferred tax amount is as follows as of August 31, 2022 and August 31, 2021:

	31-Aug-22	31-Aug-21

Gross deferred tax asset	454,569	86,045
Valuation allowance	(454,569)	(86,045)
Net deferred tax asset	-	-

The Company has not recognized a deferred tax asset in these financial statements as it is not more-likely-than-not that the future taxable profit against which loss can be utilized will be realized. Accordingly, a 100% valuation allowance has been made.

The expected tax expense (benefit) based on the U.S. federal statutory rate is reconciled with actual tax expense (benefit) as follows:

	31-Aug-22	31-Aug-21

Income tax at U.S. statutory rate	21%	21%
Valuation allowance	-21%	-21%

F-8

NOTE 6 – INVESTMENTS

Investments consist of the following:

Investments:	31-Aug-22	31-Aug-21

Notes Receivable:
DrivenIQ (1)	$790,000	$-
Amergent	$300,000
NFTIQ Note	$195,051
F&B Social LLC (2)	$55,000	$-
Total Notes Receivable	$1,340,051	$-

Equity Investments:
DrivenIQ (1)	$460,000	$-
Branded Hospitality Venture Fund 1 (3)	$25,000	$-
Driven IQ Preferred Stock (4)	$8,000,000	$-
Total Equity Investments	$8,485,000	$-

Total Investments	$9,825,051	$-

1.)	The Company entered into a Note with DrivenIQ during October of 2021. The Note is accruing interest at a rate of 5%. The Company plans on converting this Note to equity of DrivenIQ during 2022. The Company also purchased common shares, equivalent to 45% of the outstanding equity, from one of the founders of the company at the same time that the company entered into the Note.
2.)	The Company has loaned F&B Social LLC money to initiate that company’s operations. At this time, the Company has not decided whether it will convert this note to equity. Interest is being charged at 5%.
3.)	Branded Hospitality Venture Fund is a managed fund that specializes in investments related to the hospitality industry. The total fund had 19 portfolio companies and $6.2 million invested at December 31, 2021. The fund is not publicly traded and the investment is shown at the Company’s original cost.
4.)	During the quarter ended May 31, 2022, the Company advanced $4,000,000 to Driven IQ under a SAFE (Simple Agreement for Future Equity. An additional $1,000,000 was advanced as a SAFE in July of 2022. During August of 2022, the accompany finalized a preferred stock purchase agreement that required the company to advance an additional $3,000,000. That agreement ultimately will require the company to invest an additional $7,000,000 based on DrivenIQ completing two sets of milestones.

NOTE 7 – NOTES PAYABLE

Convertible Notes:	31-Aug-22	31-Aug-21
Sky Direct LLC 8% Notes (5)	$1,000,000	$250,000
Secor Capital Inc. 8% Notes (6)	$550,000	$-
NY Farms LLC 7.5% Notes (7)	$2,150,000	$-
Secor Capital Inc. 7.5% Notes (7)	$2,150,000	$-
EROP Enterprises, LLC 7.5% Notes (7)	$268,750	$-
Arena Investors LP 7.5% Notes (7)	$5,375,000	$-
Total Convertible Notes	$11,493,750	$250,000
Less Discount on Convertible Notes (8)	$2,873,123	$-
Total Convertible Notes, net of discount	$8,620,627	$250,000

Current portion of long-term debt and notes payable	$1,550,000	$250,000
Total notes payable less current portion	$7,070,627	$-

5.)	The Sky Direct LLC note is due on February 26, 2023 and is convertible into Common Stock at $.225 per share. To date $64,866 of interest has been accrued.
6.)	The Secor Capital Inc. 8% note is due on October 5, 2022 and is convertible into Common Stock at $.225 per share. To date $28,690 of interest has been accrued.
7.)	In March, April and May of 2022, the Company and certain investors entered into a Securities Purchase Agreement (“SPA”) pursuant to which Company issued an aggregate principal amount of $9.944 million of 7.5% Senior Unsecured Convertible Notes (“Notes”), and a Common Stock Purchase Warrant (“Warrant”) to purchase a number of shares of the Company’s common stock equal to half the value of the Note. The total number of common shares that could be issued in accordance with the warrants issued as part of the SPAs that included the 7.5% Convertible Notes amount to 4,971,875. The Notes bear interest at an annual rate of 7.5%, payable quarterly from the issue date, unless earlier converted, redeemed, or repurchased AND THE Noteholders have a security interest in all assets of the Company. In addition, the Notes were sold at a 7.5% Original Issue Discount. The Notes are convertible at any time at the holder’s option into common stock at the conversion price of $1.00 per share. The Notes are due two years from their issue date.
8.)	The Company recorded a debt discount of approximately $3.5 million for the difference between the face value of the 7.5% Convertible Debt and the estimated fair value at the issuance date and is amortizing this discount over the 24-month term of the related debt. Amortization of approximately $205,000 was recorded as interest expense during the three months ended May 31, 2022.

NOTE 8 – SUBSEQUENT EVENTS

During September 2022, the Company entered into a Securities Purchase Agreement with Kaya Now, Inc. that includes a nine month note for $250,000 8% note and a 3 year warrant to purchase up to 5.0 million shares of Kaya for $.20 each.

F-9

Unaudited Financial Statements for the six months ended February 28, 2023 and 2022

F-10

CAPSTONE TECHNOLOGIES GROUP, INC.

BALANCE SHEETS

(Unaudited)

	28-Feb-23	31-Aug-22

ASSETS
Current Assets
Cash	$2,244,495	$5,442,607
Restricted Cash	189,207	-
Interest Receivable	41,741	9,870
Due from related parties	7,748	3,973
Total Current Assets	2,483,191	5,456,450

Investments
Notes Receivable	2,528,215	1,340,051
Equity Investments	9,891,295	8,485,000
Total Investments	12,419,510	9,825,051

TOTAL ASSETS	$14,902,700	$15,281,501

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES
Current Liabilities
Accounts payable and Other Accrued Liabilities	$318,182	$135,015
Accrued Payroll	3,111	2,722
Accrued Interest	599,438	364,548
Current Portion -Convertible Notes Payable	1,550,000	1,550,000
Total Current Liabilities	2,470,731	2,052,285

Long Term Liabilities
Non-Current Portion -Convertible Notes Payable	7,943,799	7,070,627

Total Liabilities	10,414,531	9,122,912

STOCKHOLDERS’ DEFICIT
Convertible Preferred Stock, Series B: $1.00 stated value; authorized 10,750,000 shares; 5,375,000 issued and outstanding at February 28, 2023 and at August 31, 2022	5,375,000	5,375,000
Common stock, $.001 par value; 500,000,000 shares authorized; 5,466,570 shares issued and outstanding at February 28, 2023 and at August 31, 2022, repectively	5,466	5,466
Additional paid-in capital	3,418,871	2,942,738
Accumulated deficit	(4,311,167)	(2,164,615)
Total Stockholders’ Equity	4,488,170	6,158,589

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$14,902,700	$15,281,501

The accompanying notes are an integral part of these unaudited financial statements

F-11

CAPSTONE TECHNOLOGIES GROUP, INC.

STATEMENT OF OPERATIONS

(Unaudited)

	For the six months ended 2/28/23	For the six months ended 2/28/22

Revenue	$-	$-
Total Revenue	-	-

Expenses
Professional fees	126,625	71,348
Payroll related	50,832	41,004
Office Expenses	43,977	8,815
Total Operating Expenses	221,434	121,167

Interest Expense	(1,785,758)	(52,219)
Interest Income	63,323	15,859

Series B Preferred Stock Dividend	(202,682)	-

Net Loss Attributable to Common Stockholders	$(2,146,552)	$(157,527)

PER SHARE AMOUNTS
Basic and diluted earnings per share	$(0.39)	(0.03)

Weighted average number of common shares outstanding - basic and diluted	5,466,570	4,527,343

The accompanying notes are an integral part of these unaudited financial statements

F-12

CAPSTONE TECHNOLOGIES GROUP, INC.

STATEMENT OF CASH FLOWS

(Unaudited)

	For the six months ended 2/28/23	For the six months ended 2/28/22

Cash Flow from Operating Activities
Net loss for the three months	$(2,146,552)	$(157,527)

Adjustments to reconcile net loss to net cash used in operating activities:
Increase (Decrease) in operating assets and liabilities:
Increase (Decrease) in accrued liabilities	235,279	52,221
(Increase) Decrease in prepaid expenses		(2,427)
Increase (Decrease) in related party payable
Increase (Decrease) in accounts payable	183,167	(3,041)
Net Cash Used in Operating Activities	(1,728,106)	(110,774)

Cash Flow from Investing Activities
Net cash provided by (used in) investing activities	(2,626,330)	(1,320,984)

Cash Flows from Financing Activities
Conversion of related party payable	-
Increase in notes payable		1,300,000
Original issue discount on notes payable
Sale of Preferred Stock
Original issue discount on Preferred Stock
Valuation of Warrants granted
Amortization of original issue discount	1,349,305
Decrease in advance to related party	(3,775)	27,526
Received from related parties for Common Stock		1,000
Forgiveness of related party payable
Received from related parties
Net Cash Provided by Financing Activities	1,345,530	1,328,526

Net increase (decrease) in cash, cash equivalents, and restricted cash	(3,008,905)	(103,232)
Cash, cash equivalents, and restricted cash at beginning of the year	5,442,607	126,622
Cash, cash equivalents, and restricted cash at end of the period	$2,433,702	$23,390

Supplemental Disclosure of Interest and Income Taxes Paid:
Interest paid during the period	$201,563	$-
Income taxes paid during the period	$-	$-

Non-Cash Financing and Investing Activities:
Conversion of related party payable	$-	$-
Forgiveness of related party payable	$-	$-

The accompanying notes are an integral part of these unaudited financial statements

F-13

CAPSTONE TECHNOLOGIES GROUP, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at August 31, 2021			4,466,570	$4,466	$284,039	$(409,738)	$(121,233)

Stock Issuance			1,000,000	$1,000			$1,000
Issuance of Preferred Stock	5,375,000	$5,375,000			$(1,667,780)		$3,707,220
Issuance of warrants					$4,326,479		$4,326,479
Net loss for the year ended August 31, 2022						(1,754,877)	(1,754,877)

Balance at August 31, 2022	-	$5,375,000	5,466,570	$5,466	$2,942,738	$(2,164,615)	$6,158,589

Stock Issuance							$-
Issuance of Preferred Stock					$476,133		$476,133
Issuance of warrants							$-
Net loss for the six months ended February 28, 2023						$(2,146,552)	$(2,146,552)

Balance at February 28, 2023	-	$5,375,000	5,466,570	$5,466	$3,418,871	$(4,311,167)	$4,488,170

The accompanying notes are an integral part of these unaudited financial statements

F-14

CAPSTONE TECHNOLOGIES GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

February 28, 2023

(Unaudited)

NOTE 1 - ORGANIZATION AND OPERATIONS

The Company was originally incorporated in the State of Nevada on March 31, 2009, under the name Designer Export, Inc. On July 1, 2010, the Company changed its name to China Bilingual Technology & Education Group Inc. and on April 24, 2017 the Company changed its name to Capstone Technologies Group, Inc. its current name.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include valuing warrants using Black-Scholes models.

Income Taxes

The Company follows FASB ASC Subtopic 740, Income Taxes, for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.

Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Stock-based Compensation

The Company follows FASB ASC Subtopic 718, Stock Compensation, for accounting for stock-based compensation.

The guidance requires that new, modified and unvested share-based payment transactions with employees, such as grants of stock options and restricted stock, be recognized in the consolidated financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. The Company also follows the guidance for equity instruments issued to consultants.

Basic Loss Per Share

FASB ASC Subtopic 260, Earnings Per Share, provides for the calculation of “Basic” and “Diluted” earnings per share.

Basic earnings per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are on deposit with financial institutions without any restrictions. At February 28, 2023, cash equivalents amounted to $2,244,495. Of that amount, $2,055,288 is not restricted and can be used for general corporate purposes. The remaining $189,207 is classified as restricted and is held in an interest bearing account. This amount has been deposited as part of an investment partnership called Hedgemore Investors, LLC. Details of that partnership will be discussed in Note 6.

F-15

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had an accumulated deficit at February 28, 2023 of $4,311,167. This factor among others raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – STOCKHOLDERS’ EQUITY

Capital Stock Issued

Authorized Capital Stock

Common Stock

The Company has issued 1,000,000 shares of common stock during the previous fiscal year to a company controlled by the Company’s CEO. This stock grant was agreed to when the CEO accepted the position.

During the 3rd quarter of 2022, the Company issued 5,375,000 shares of Series B Convertible Preferred stock.

The Company is authorized to issue 500,000,000 shares of common stock with a par value of $0.001 per share. As of February 28, 2023, 5,466,570 shares were issued and outstanding. On August 5, 2021 a 75 to 1 reverse stock split was effectuated that reduced the number of issued and outstanding shares by 330,514,160.

Series B Convertible Preferred Stock

The Company is authorized to issue 500,000,000 shares of preferred stock with a par value of $0.001 per share and is authorized to issue 10,750,000 shares of Series B Preferred. As of February 28, 2023, 5,375,000 shares were issued and outstanding. On August 31, 2022 there were 5,375,000 outstanding preferred shares.

Designations, rights and preferences of Series B Preferred:

Stated value: Each share of Series B Preferred had a stated value of $1.00.

Dividend: The Series B Preferred is paid a quarterly dividend of 7.5% per annum.

Redemption: There are triggering events, as defined, that can cause the Series B Preferred to be redeemable at the option of the holder, some of which are outside the control of the Company.

Conversion: At option of holder, the Series B Preferred is convertible into common stock at a rate of one share for each share of Series B Preferred converted. Conversion is subject to a beneficial ownership limitation of 9.99% that can be adjusted upwards by the holder with a 60 day notice.

Liquidation preference: Upon any liquidation, dissolution or winding-up of the Company, the holder is entitled to receive out of the assets, whether capital or surplus, an amount equal to 150% of the stated value plus then be entitled to receive the same amount that a holder of common stock would receive if the preferred stock were fully converted.

Voting rights: The holder of Series B Preferred does not have rights to vote. In addition, the approval of the holder of Series B Preferred, is required for certain events and transactions that would change the rights of the Series B Preferred.

Anti-dilution: The Series B Preferred provides for customary adjustments in the event of dividends or stock splits and anti-dilution protection.

F-16

Warrants

At February 28, 2023, the outstanding warrants consisted of the following:

	Number of	Exercise	Expiration
Date Issued	Warrants	Price	Date
01-Mar-22	1,075,000	$1.00	01-Mar-27
04-Mar-22	1,075,000	$1.00	04-Mar-27
04-Apr-22	134,375	$1.00	04-Apr-27
27-May-22	5,375,000	$1.00	27-May-27
	7,659,375

As discussed in this Note 4, and in Note 7, 7,659,375 warrants were granted between March and May of 2022 in connection with the issuance of 7.5% Convertible Notes and the Series B Preferred Stock. These warrants are equity-classified in the condensed financial statements. Assumptions used in calculating the fair value of the warrants at the issuance date include the following:

Stock price per share	$1.00

Term	5 Years

Expected Volatility	108%

Dividend Yield	-

Risk-free interest rate	1.55% - 2.72%

NOTE 5 – INCOME TAXES

The provision for Federal income tax consists of the following for the six-month period ended February 28, 2023 and 2022:

	For the six months ended 2/28/23	For the six months ended 2/28/22

Income tax expense (benefit) at statutory rate	(450,776)	(33,081)
Change in valuation allowance	450,776	33,081
Income tax expense	-	-

The cumulative tax effect at the expected rate of 21% and 21% respectively of significant items comprising our net deferred tax amount is as follows as of February 28, 2023 and August 31, 2022:

	28-Feb-23	31-Aug-22

Gross deferred tax asset	905,345	454,569
Valuation allowance	(905,345)	(454,569)
Net deferred tax asset	-	-

The Company has not recognized a deferred tax asset in these financial statements as it is not more-likely-than-not that the future taxable profit against which loss can be utilized will be realized. Accordingly, a 100% valuation allowance has been made.

The expected tax expense (benefit) based on the U.S. federal statutory rate is reconciled with actual tax expense (benefit) as follows:

	28-Feb-23	31-Aug-22

Income tax at U.S. statutory rate	21%	21%
Valuation allowance	-21%	-21%

NOTE 6 – INVESTMENTS

Investments consist of the following:

Investments:	28-Feb-23	31-Aug-22

Notes Receivable:
DrivenIQ (1)	$790,000	$790,000
Amergent (2)	$624,950	$300,000
NFTIQ Note (3)	$548,265	$195,051
Kaya Holding Corp (4)	$250,000	$-
F&B Social LLC (5)	$65,000	$55,000
Branded Hospitality Venture Fund 1 (6)	$250,000	$-
Total Notes Receivable	$2,528,215	$1,340,051

Equity Investments:
DrivenIQ (1)	$460,000	$460,000
Branded Hospitality Venture Fund 1 (6)	$25,000	$25,000
Hedgemore Investors, LLC (7)	$281,295	$-
Issuance Inc. Preferred Stock (8)	$100,000	$-
Market Masher (9)	$25,000	$-
Driven IQ Preferred Stock (10)	$9,000,000	$8,000,000
Total Equity Investments	$9,891,295	$8,485,000

Total Investments	$12,419,510	$9,825,051

1.)	The Company entered into a Note with DrivenIQ during October of 2021. The Note is accruing interest at a rate of 5%. The Company plans on converting this Note to equity of DrivenIQ during 2023. The Company also purchased common shares, equivalent to 45% of the outstanding equity, from one of the founders of the company at the same time that the company entered into the Note.
2.)	In August and November 2022, the Company advanced these funds to Amergent. The terms of the note require payment at December 15, 2022 and 1% interest. The Company’s Chief Executive Officer has an ownership interest and serves as the Chairman and Chief Executive Officer of Amergent.
3.)	The Company entered into a note agreement with NFTIQ on July 1, 2022. The note matures on October 1, 2024 and has an interest rate of 5%.
4.)	On September 19, 2022, the company has entered into a 9 month note with Kaya Holding Corp. The interest rate on the Note is 8% and the Company was granted a 3 year warrant to purchase 5.0 million common shares of Kaya for $.20 per share. In addition, the Company has a security interest in all of Kaya’s assets.
5.)	The Company has loaned F&B Social LLC money to initiate that company’s operations. At this time, the Company has not decided whether it will convert this note to equity. Interest is being charged at 5%.
6.)	Branded Hospitality Venture Fund is a managed fund that specializes in investments related to the hospitality industry. The total fund had 19 portfolio companies and $6.2 million invested at December 31, 2021. The fund is not publicly traded and the investment is shown at the Company’s original cost. In December 2022, the Company advanced Branded Hospitality $250,000 via a Promissory Note. The Note is accruing interest at 12% per annum and matures on April 18, 2023.
7.)	The Company made an investment into Hedgemore Investors, LLC on October 28, 2022. Hedgemore purchased a building in Charlotte, NC and the Company plans to relocate to the purchased building. The Company owns 36.27% of Hedgemore. In addition to the cash invested to purchase the Hedgemore equity, the company has guaranteed $1,391,195 of the mortgage for the building. In addition, the Company has entered into an agreement to leave cash in the bank that provided the building mortgage amounting to $188,162 for a period of 2 years as partial backup to the Company’s guarantee.
8.)	On November 1, 2022, the Company purchased 75,512 preferred shares of Issuance Inc. for $100,000. The preferred stock has liquidation preferences over common stock.
9.)	The Company made a $25,000 investment into Market Masher
10.)	During the quarter ended May 31, 2022, the Company advanced $4,000,000 to Driven IQ under a SAFE (Simple Agreement for Future Equity. An additional $1,000,000 was advanced as a SAFE in July of 2022. During August of 2022, the accompany finalized a preferred stock purchase agreement that required the company to advance an additional $3,000,000. During the current quarter, the Company has advanced DrivenIQ an additional $1,000,000.

F-17

NOTE 7 – NOTES PAYABLE

Convertible Notes:	28-Feb-23	31-Aug-22
Sky Direct LLC 8% Notes (11)	$1,000,000	$1,000,000
Secor Capital Inc. 8% Notes (12)	$550,000	$550,000
NY Farms LLC 7.5% Notes (13)	$2,150,000	$2,150,000
Secor Capital Inc. 7.5% Notes (13)	$2,150,000	$2,150,000
EROP Enterprises, LLC 7.5% Notes (13)	$268,750	$268,750
Arena Investors LP 7.5% Notes (13)	$5,375,000	$5,375,000
Total Convertible Notes	$11,493,750	$11,493,750
Less Discount on Convertible Notes (14)	$1,999,951	$2,873,123
Total Convertible Notes, net of discount	$9,493,799	$8,620,627

Current portion of long-term debt and notes payable	$1,550,000	$1,550,000
Total notes payable less current portion	$7,943,799	$7,070,627

11.)	The Sky Direct LLC note is due on February 26, 2024 and is convertible into Common Stock at $.225 per share. To date $124,701 of interest has been accrued.
12.)	The Secor Capital Inc. 8% note is due on October 5, 2024 and is convertible into Common Stock at $.225 per share. To date $61,500 of interest has been accrued.
13.)	In March, April and May of 2022, the Company and certain investors entered into a Securities Purchase Agreement (“SPA”) pursuant to which Company issued an aggregate principal amount of $9.944 million of 7.5% Senior Unsecured Convertible Notes (“Notes”), and a Common Stock Purchase Warrant (“Warrant”) to purchase a number of shares of the Company’s common stock equal to half the value of the Note. The total number of common shares that could be issued in accordance with the warrants issued as part of the SPAs that included the 7.5% Convertible Notes amount to 4,971,875. The Notes bear interest at an annual rate of 7.5%, payable quarterly from the issue date, unless earlier converted, redeemed, or repurchased and the Noteholders have a security interest in all assets of the Company. In addition, the Notes were sold at a 7.5% Original Issue Discount. The Notes are convertible at any time at the holder’s option into common stock at the conversion price of $1.00 per share. The Notes are due two years from their issue date.
14.)	The Company recorded a debt discount of approximately $3.5 million for the difference between the face value of the 7.5% Convertible Debt and the estimated fair value at the issuance date and is amortizing this discount over the 24-month term of the related debt. Amortization of approximately $873,000 was recorded as interest expense during the six months ended February 28, 2023. The unamortized discount balance at February 28, 2023 is approximately $2.0 million.

NOTE 8 – SUBSEQUENT EVENTS

The Company advanced an additional $2,500,000 to DrivenIQ after February 28, 2023. The Company has also entered into notes totaling $1,000,000 after February 28, 2023.

F-18

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution will be paid by the Company.

Expense

Legal & Accounting fees and expenses:	$23,000

Total:	$23,000

Item 14. Indemnification of Directors and Officers

See the Bylaws of the Company as shown on Exhibit 3.2 herein.

Agreements

We intend to modify the compensation agreements with selected officers and directors, pursuant to which we will agree, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the Company.

Item 15. Recent Sales of Unregistered Securities

Item 16. Exhibits

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

Exhibit	Description
3.1	Articles of Incorporation, as previously filed with the S-1 Registration Statement dated May 3, 2022).

3.2	Amended and Restated Bylaws, as previously filed with the S-1 Registration Statement dated May 3, 2022).

5.1	Opinion of Matheau J. W. Stout Regarding Legality of the Securities Being Registered.

10.1	Proposed Subscription Agreement to Be Used By Purchasers of S-1 Stock

10.2	Securities Purchase Agreement, Promissory Note, Common Stock Purchase Agreement with Driven IQ dated September 30, 2021, as previously filed with the S-1 Registration Statement dated May 3, 2022).

10.3	Securities Purchase Agreement, Convertible Promissory Note and Warrant with NY Farms Group, Inc. dated March 1, 2022, as previously filed with the S-1 Registration Statement dated May 3, 2022).

10.4	Securities Purchase Agreement, Convertible Promissory Note and Warrant with Seacor Capital, Inc. dated March 4, 2022, as previously filed with the S-1 Registration Statement dated May 3, 2022).

10.5	Convertible Promissory Note with Sky Direct, LLC dated March 1, 2021, as previously filed with the S-1 Registration Statement dated May 3, 2022).

10.6	Convertible Promissory Note Agreement with Seacor Capital, Inc. dated October 5, 2021, as previously filed with the S-1 Registration Statement dated May 3, 2022).

10.7	Securities Purchase Agreement, Convertible Promissory Note and Warrant with EROP Enterprises LLC dated July 1, 2022, as previously filed with the S-1 Registration Statement dated May 3, 2022).

10.8	Securities Purchase Agreements, Convertible Promissory Note, Warrant, Registration Rights Agreement and Security Agreement with Arena Investors, LP dated May 19, 2022, as previously filed with the S-1 Registration Statement dated May 3, 2022).

10.9	DrivenIQ Corporation Audited Financial Statements for year ended December 31, 2021

10.10	DrivenIQ Corporation Financial Statements for nine months ended September 30, 2022

23.1	Consent of Matheau J. W. Stout, Esq. (included in Exhibit 5.1)

23.2	Consent of BF Borgers CPA PC

107	Filing Fee Table

II-1

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a) (3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-2

(5)	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230-424);

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, North Carolina on July 6, 2023

Capstone Technologies Group, Inc.

Date: July 6, 2023	/s/ Michael D. Pruitt
	By:	Michael D. Pruitt
	Its:	Chief Executive Officer; Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Capacity in Which Signed	Date

/s/ Michael D. Pruitt	Chief Executive Officer	July 6, 2023
Michael D. Pruitt	(Principal Executive Officer Principal Accounting Officer and Director)

/s/ Michael D. Pruitt	Chief Financial Officer	July 6, 2023
Michael D. Pruitt	(Principal Accounting Officer and Director)

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